Exhibit 10(vv)

BI-LATERAL TERM LOAN AGREEMENT
$4,500,000,000 SENIOR UNSECURED BRIDGE FACILITY

_____________________________________

BETWEEN

NEXTERA ENERGY CAPITAL HOLDINGS, INC.,
AS BORROWER
AND

[****],
AS LENDER

DATED AS OF DECEMBER 27, 2018

_____________________________________

List of Schedules and Exhibits to the
Bi-Lateral Term Loan Agreement

Schedules:

Schedule I	Applicable Lending Offices and Notice Addresses
Schedule II	Parent Events of Default
Schedule III	Certain Confidential Terms
Schedule 4.03	Permitted Liens
Schedule 4.04	Supplemental Disclosures
Schedule 4.06	Litigation
Schedule 4.11(c)	ERISA

Exhibits:

Exhibit A	Form of Borrowing Notice
Exhibit B	Form of Note
Exhibit C	Form of Interest Rate Notice
Exhibit D	Form of Borrower's Certificate
Exhibit E	Form of Parent's Certificate
Exhibit F	Form of Opinion of Borrower's Counsel
Exhibit G-1	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not
Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G-2	U.S. Tax Compliance Certificate (For Foreign Participants That Are Not
Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G-3	U.S. Tax Compliance Certificate (For Foreign Participants That Are
Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G-4	U.S. Tax Compliance Certificate (For Foreign Lenders That Are
Partnerships for U.S. Federal Income Tax Purposes)

BI-LATERAL TERM LOAN AGREEMENT

This BI-LATERAL TERM LOAN AGREEMENT, dated as of December 27, 2018, is by and among NEXTERA ENERGY CAPITAL HOLDINGS, INC., a Florida corporation (the "Borrower"), and [****] (the "Lender") (the Borrower and the Lender are hereinafter sometimes referred to collectively as the "Parties" and individually as a "Party").

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lender agree to make available to the Borrower a Four Billion Five Hundred Million and No/100 Dollars (US4,500,000,000.00) senior unsecured bridge facility; and

WHEREAS, the Lender is willing to do so, on the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE 1 - DEFINITIONS AND RULES OF INTERPRETATION.

Section 1.01. Definitions. The following terms shall have the meanings set forth in this Section 1.01 or elsewhere in the provisions of this Agreement referred to below:

"Acceleration Notice" has the meaning specified in Section 7.02.

"Agreement" means this Bi-Lateral Term Loan Agreement, including the Schedules and Exhibits hereto.

"Anti-Terrorism Law" means any Requirement of Law related to money laundering or financing terrorism or anti-corruption laws including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56) (the "USA PATRIOT Act"), The Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) (also known as the "Bank Secrecy Act"), the Trading With the Enemy Act (50 U.S.C. § 1 et seq.) and Executive Order 13224 (effective September 24, 2001), and the Foreign Corrupt Practices Act (15 U.S.C. §§78 dd et. seq.).

"Applicable Lending Office" means the Lender's Domestic Lending Office or Eurodollar Lending Office, as the case may be.

"Applicable Rate" has the meaning set forth in Schedule III hereto.

"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

"Bail-In Legislation" means, with respect to any EEA Member Country implementing Article 55 or Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

"Base Rate" means, for any day, a rate per annum equal to the highest of (i) the Federal Funds Rate for such day plus one‑half of one percent (1/2 of 1%) per annum, (ii) the rate of interest from time to time announced by the Lender as its Prime Rate and (iii) One Month LIBOR plus one percent (1%). Each change in any interest rate provided for herein which is based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.

"Base Rate Loan" means all or any portion of any Loan bearing interest calculated by reference to the Base Rate.

"Beneficial Ownership Regulation" means 31 C.F.R. 1010.230.

"Bi-Lateral Lender" means, with respect to each Bi-Lateral Term Loan Agreement, the commercial financial institution that is the lender thereunder. "Bi-Lateral Lenders" means, at the time any determination thereof is to be made, all of the lenders (including the Lender) under all Bi-Lateral Term Loan Agreements then in effect.

"Bi-Lateral Term Loan" means, with respect to each Bi-Lateral Term Loan Agreement, as of the date of any determination, the aggregate principal amount of all loans outstanding under such Bi-Lateral Term Loan Agreement on such date. "Bi-Lateral Term Loans" collectively means, at the time any determination thereof is to be made, the aggregate principal amount of all Bi-Lateral Term Loans then outstanding.

"Bi-Lateral Term Loan Agreement" has the meaning set forth in Schedule III hereto.

"Bi-Lateral Term Loan Commitment" means, with respect to each Bi-Lateral Term Loan Agreement, the commitment of the Bi-Lateral Lender thereunder to make a loan or loans to the Borrower thereunder primarily for the purpose of financing a portion of the purchase price for Gulf Power Company. "Bi-Lateral Term Loan Commitments" collectively means, at the time any determination thereof is to be made, the Bi-Lateral Term Loan Commitments made available to the Borrower pursuant to all Bi-Lateral Term Loan Agreements then in effect.

"Borrower" has the meaning given such term in the preamble hereto.

"Borrowing" means the drawing down by the Borrower of a Loan or Loans from the Lender on any given Borrowing Date.

"Borrowing Date" means the date on which any Loan is made or is to be made, and the date on which all or any portion of any Loan is Converted or continued in accordance with Section 2.06.

"Borrowing Notice" means a certificate to be provided pursuant to Section 2.01(b), in substantially the form set forth in Exhibit A.

"Business Day" means any day other than (a) Saturday or Sunday, or (b) a day on which banking institutions in New York City, New York are required or authorized to close; provided that no day shall be deemed to be a Business Day with respect to any Eurodollar Rate Loan, unless such day is also a Eurodollar Business Day.

"Change in Law" means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, for the purposes of the increased cost provisions in Section 3.05, Section 3.06 or Section 3.07, any changes with respect to capital adequacy or liquidity which result from (i) all requests, rules, guidelines or directives under or issued in connection with the Dodd‑Frank Wall Street Reform and Consumer Protection Act (the "Dodd‑Frank Act") and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to "Basel III" (meaning the comprehensive set of reform measures developed (and designated as "Basel III" in September 2010) by the Basel Committee on Banking Supervision, to strengthen the regulation, supervision and risk management of the banking sector), shall in each case be deemed to be a "Change in Law" as to which the Lender is entitled to compensation to the extent such request, rule, guideline or directive is either (1) enacted, adopted or issued after the Effective Date (but regardless of the date the applicable provision of the Dodd‑Frank Act or Basel III to which such request, rule, guideline or directive relates was enacted, adopted or issued) or (2) enacted, adopted or issued prior to the Effective Date but either (A) does not require compliance therewith, or (B) which is not fully implemented until after the Effective Date and which entails increased cost related thereto that cannot be reasonably determined as of the Effective Date.

"Change of Control" means the occurrence of any of the following events:

(i)    Parent or any successor in interest to Parent shall fail to own, directly or indirectly, at least eighty percent (80%) of the Voting Stock of FPL; or

(ii)    any Person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than a successor in interest to Parent, shall own beneficially (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act), directly or indirectly, Voting Stock of Parent or any successor in interest to Parent (or other securities convertible into such Voting Stock) representing in excess of fifty percent (50%) of the combined voting power of all Voting Stock of Parent or any successor in interest to Parent; or

(iii)    individuals who on the Effective Date were directors of Parent (the "Incumbent Board") shall cease for any reason to constitute a majority of the board of directors of Parent or any successor in interest to Parent; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by Parent's (or any successor in interest's) shareholders, was approved by the requisite vote of the then Incumbent Board shall be considered as though such individual were a member of the Incumbent Board.

For the purposes of this particular definition, "successor in interest" means (a) any Person which is a successor in interest to Parent as a result of any transaction permitted pursuant to the provisions of Paragraph 6 of Schedule I, or (b) any corporation which acquires one hundred percent (100%) of the combined voting power of all Voting Stock of Parent, if, after giving effect to such acquisition, more than fifty percent (50%) of the then outstanding Voting Stock of such acquiring corporation is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Voting Stock of Parent immediately prior to such acquisition.

"Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

"Commitment" means, when used with reference to the Lender at the time any determination thereof is to be made, the obligation of the Lender to make Loans pursuant to Section 2.01, or, where the context so requires, the amount of such obligation which is set forth on Schedule I opposite the Lender's name as its Commitment, in each case as the same may be reduced from time to time in accordance with the terms of this Agreement.

"Commitment Fee" has the meaning given such term in Schedule III.

"Commitment Fee Rate" has the meaning given such term in Schedule III.

"Commitment Termination Date" means the earlier of (a) [****] ([****]) days following the date hereof, and (b) the date of termination in whole of the Commitment of the Lender pursuant to Section 2.07 or Article 7.

"Conversion" or "Convert" means a conversion of all or part of any Loan of one Type into a loan of another Type pursuant to Section 2.06 hereof (including any such conversion made as a result of the operation of any other provision hereof).

"Conversion Date" means the date on which all or any portion of any Loan is Converted or continued in accordance with Section 2.06.

"date of this Agreement" and "date hereof" means December 27, 2018.

"Default" means an Event of Default, or an event that with notice or lapse of time or both would become an Event of Default, or the filing in any court of competent jurisdiction of any petition or application or the commencement of any case or other proceeding referred to in Section 7.01(g) so long as the same remains undismissed or unstayed.

"Default Rate" means, in respect of overdue principal of or overdue interest on the Loan, a rate per annum equal to two percent (2%) above the interest rate then applicable to the Loan, and, in respect of any other overdue amounts, a rate per annum equal to two percent (2%) above the Base Rate in effect from time to time.

"Defaulting Bi-Lateral Lender" means any Bi-Lateral Lender that (a) fails to fund all or any portion of its Bi-Lateral Term Loans by the applicable time specified in this Agreement on the date such Bi-Lateral Term Loans were required to be funded hereunder; (b) notifies the Borrower or the Lender in writing that it does not intend to comply with its funding obligations under its respective Bi-Lateral Term Loan Agreement, or has made a public statement to that effect; or (c) fails, within two (2) Business Days after written request by the Lender or the Borrower, to confirm in writing to the Lender and to the Borrower that it will comply with its prospective funding obligations hereunder. Any determination by the Lender that a Bi-Lateral Lender is a Defaulting Bi-Lateral Lender under any one or more of the preceding clauses (a) through (c) shall be conclusive and binding absent manifest error, and such Bi-Lateral Lender shall be deemed to be a Defaulting Bi-Lateral Lender upon the Lender's delivery of Notice of such determination to the Borrower and each Bi-Lateral Lender.

"Dollars" or "$" means United States dollars or such currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States of America.

"Domestic Lending Office" means, initially, the office of the Lender designated as such in Schedule I hereto; thereafter, such other office of the Lender, if any, located within the United States that will be making or maintaining any Base Rate Loan.

"EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

"EEA Resolution Authority" means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

"Effective Date" means December 27, 2018.

"Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA maintained or contributed to by the Borrower or Parent or any ERISA Affiliate, other than a Multiemployer Plan.

"Equity - Preferred Securities" means (i) debt or preferred equity securities (however designated or denominated) of Parent or any of its Subsidiaries that are mandatorily convertible into common or preferred shares of Parent or any of its Subsidiaries; provided that such securities do not constitute Mandatorily Redeemable Stock, (ii) other debt or preferred equity securities (however designated or denominated) of Parent or any of its Subsidiaries issued in connection with one or more outstanding purchase agreements for common or preferred shares of Parent or any of its Subsidiaries; provided that such securities do not constitute Mandatorily Redeemable Stock,

(iii) securities of Parent or any of its Subsidiaries that (A) are afforded equity treatment (whether full or partial) by any Rating Agency at the time of issuance, and (B) require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to 91 days after the Maturity Date, and (iv) any other securities (however designated or denominated), that are (A) issued by Parent or any of its Subsidiaries, (B) not subject to mandatory redemption or mandatory prepayment, and (C) together with any guaranty thereof, subordinate in right of payment to the unsecured and unsubordinated indebtedness (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary terms) of the issuer of such securities or guaranty.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

"ERISA Affiliate" means any Person that is treated as a single employer with the Borrower or Parent under Section 414 of the Code.

"ERISA Reportable Event" means a reportable event with respect to a Guaranteed Pension Plan within the meaning of Section 4043 of ERISA as to which the requirement of notice has not been waived.

"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

"Eurocurrency Reserve Rate" means, for any Interest Period for any Eurodollar Rate Loan, the average maximum rate at which reserves (including, without limitation, any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits against "Eurocurrency liabilities" (as such term is used in Regulation D) in effect two (2) Eurodollar Business Days before the first day of such Interest Period. Without limiting the effect of the foregoing, the Eurocurrency Reserve Rate shall include any other reserves required to be maintained by such member banks by reason of any Regulatory Change with respect to (i) any category of liabilities that includes deposits by reference to which the Eurodollar Rate is to be determined as provided in the definition of "Eurodollar Rate" in this Section 1.01 or (ii) any category of extensions of credit or other assets that includes Eurodollar Rate Loans.

"Eurodollar Business Day" means any Business Day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.

"Eurodollar Lending Office" means, initially, the office of the Lender designated as such in Schedule I hereto; thereafter, such other office of the Lender, if any, that shall be making or maintaining any Eurodollar Rate Loan.

"Eurodollar Rate" means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters LIBOR01 Page (or any successor page, the "LIBO Screen Rate") as the London interbank offered rate for deposits in Dollars ("LIBOR") at approximately 11:00 a.m., London time, two (2) Eurodollar Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period, divided by one (1) minus the Eurocurrency Reserve Rate for such Loan for such Interest Period; provided that if the Eurodollar Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

"Eurodollar Rate Loan" means all or any portion of any Loan bearing interest calculated by reference to the Eurodollar Rate.

"Event of Default" has the meaning assigned to such term in Article 7.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

"Excluded Taxes" means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) the Lender acquires such interest in such Loan, or (ii) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.10, amounts with respect to such Taxes were payable either to the Lender's assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its lending office, (c) Taxes attributable to the Lender's failure to comply with Section 3.10(e), and (d) any U.S. federal withholding Taxes imposed under FATCA.

"FASB ASC 715" means Financial Accounting Standards Board Accounting Standards Codification 715, Compensation - Retirement Benefits.

"FASB ASC 810" means Financial Accounting Standards Board Accounting Standards Codification 810, Consolidation.

"FATCA" means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantially comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

"Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average rate charged to the Lender on such Business Day on such transactions as determined by the Lender.

"Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

"Fitch" means Fitch Ratings.

"Foreign Lender" means a Lender that is not a U.S. Person.

"FPL" means Florida Power & Light Company, a Florida corporation.

"Funded Debt" means, as of the date of any determination thereof, the following (without duplication) with respect to Parent and its Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles (other than as consolidated on the balance sheet of Parent and its Subsidiaries solely as a result of the operation of the variable interest entity provisions in FASB ASC 810 and without giving effect to any change to Funded Debt or equity as a result of the operation of FASB ASC 715):

(i)    all indebtedness for borrowed money (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices);

(ii)    all obligations evidenced by bonds, indentures, notes and other similar instruments;

(iii)    all obligations with respect to the deferred purchase price of property (other than as described in clause (iv) below and other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) to the extent that such obligations are absolute and fixed and not subject to any right of cancellation by Parent and/or any of its Subsidiaries;

(iv)    all obligations with respect to construction services to be performed, but only to the extent such obligations have become due and owing as of the date of any such determination pursuant to the provisions of the specific agreement evidencing such obligations;

(v)    all obligations of Parent and its Subsidiaries as lessee under (a) leases that have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (b) Synthetic Lease Obligations;

(vi)    all liabilities secured by any Lien on any property owned by Parent or any of its Subsidiaries;

(vii)    all obligations, contingent or otherwise, of Parent and its Subsidiaries in respect of acceptances, letters of credit or similar extensions of credit, to the extent such obligations exceed $300,000,000 in the aggregate; provided that for the purpose of determining compliance with the provisions of Section 7.01(e), "Funded Debt" shall include all such obligations, contingent or otherwise, of Parent and its Subsidiaries in respect of acceptances, letters of credit and similar extensions of credit;

(viii)    all net obligations under Swap Contracts in an amount equal to the Swap Termination Value thereof;

(ix)    any Mandatorily Redeemable Stock of Parent and its Subsidiaries (the amount of such Mandatorily Redeemable Stock to be determined for this purpose as the higher of the liquidation preference and the amount payable upon redemption of such Mandatorily Redeemable Stock);

(x)    any liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA; and

(xi)    guarantees of obligations of the type described in clause (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix) or (x) above, but only to the extent of the indebtedness guaranteed thereby which is then outstanding as of the date of any such determination pursuant to the provisions of the agreement in respect of which such obligation exists or arises.

"generally accepted accounting principles" means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for Parent and its Subsidiaries throughout the period indicated and (subject to Section 1.03) consistent with the prior financial practice of Parent and its Subsidiaries.

"Governmental Authority" means, as to any Person, any government (or any political subdivision or jurisdiction thereof), court, bureau, agency or other governmental authority having jurisdiction over such Person or any of its business, operations or properties.

"Guaranteed Pension Plan" means any employee pension benefit plan within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA and that is maintained or contributed to by the Borrower or Parent or any ERISA Affiliate or in respect of which the Borrower or Parent or any ERISA Affiliate could be reasonably expected to have liability, other than a Multiemployer Plan.

"Immediately Available Funds" means funds with good value on the day and in the city in which payment is received.

"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in the preceding clause (a), Other Taxes.

"Indemnitee" has the meaning specified in Section 9.04.

"Indemnity Claim" has the meaning specified in Section 9.04.

"Insolvency Proceeding" means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any competent court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, administrative receivership, administration, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, undertaken under any U.S. Federal or state or any foreign law.

"Interest Payment Date" means (a) as to any Base Rate Loan, the last day of each calendar quarter (b) as to any Eurodollar Rate Loan in respect of which the Interest Period is (i) three (3) months or less, the last day of such Interest Period and (ii) more than three (3) months, the date that is three (3) months from the first day of such Interest Period and, in addition, the last day of such Interest Period; and (c) as to all Loans, the Maturity Date.

"Interest Period" means, with respect to any particular Eurodollar Rate Loan, the period which (i) initially commences on either (A) the initial Borrowing Date or the Conversion Date of such Eurodollar Rate Loan or (B) the date of Conversion of all or any portion of any particular Base Rate Loan into a Eurodollar Rate Loan, as the case may be, and ends one (1), two (2), three (3) or six (6) months thereafter as selected by the Borrower; and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period and ending on the last day of one of the periods set forth above, as selected by the Borrower in an Interest Rate Notice; provided, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(a)    if any Interest Period would otherwise end on a day that is not a Eurodollar Business Day, then such Interest Period shall end on the next succeeding Eurodollar Business Day unless the next succeeding Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Eurodollar Business Day;

(b)    if the Borrower shall fail to give Notice as provided in Section 2.06, the Borrower shall be deemed to have requested a new Eurodollar Rate Loan with an Interest Period of equal duration as the immediately preceding Interest Period;

(c)    if any Interest Period begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of the Interest Period), then the Interest Period shall end on the last Eurodollar Business Day of the calendar month at the end of such Interest Period; and

(d)    no Interest Period shall extend beyond the Maturity Date.

"Interest Rate Notice" means a Notice given by the Borrower to the Lender (in substantially the form set forth in Exhibit C) specifying the Borrower's election to Convert all or any portion of the Loans, or specifying the Interest Period with respect to all or any portion of any Eurodollar Rate Loans, or to continue the Loans for an additional Interest Period in accordance with Section 2.06.

"Lender" has the meaning given such term in the preamble hereto.

"Liabilities" has the meaning specified in Section 9.04.

"LIBOR" has the meaning given such term in the definition of Eurodollar Rate.

"LIBO Screen Rate" has the meaning given such term in the definition of Eurodollar Rate.

"Lien" means any mortgage, pledge, lien, security interest or other charge or encumbrance with respect to any present or future assets of the Person referred to in the context in which the term is used.

"Loan" means the aggregate principal amount advanced by the Lender as a Loan or Loans to the Borrower under Section 2.01.

"Loans" means the aggregate principal amount of the Loans of the Lender Outstanding at the time referred to in the context in which the term is used.

"Loan Documents" means this Agreement, any Note or certificate or other document executed and delivered by the Borrower in connection herewith or therewith.

"Mandatorily Redeemable Stock" means, with respect to any Person, any share of such Person's capital stock to the extent that it is (i) redeemable, payable or required to be purchased or otherwise retired or extinguished, or convertible into any indebtedness or other liability of such Person, (A) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (B) at the option of any Person other than such Person, or (C) upon the occurrence of a condition not solely within the control of such Person, such as a redemption required to be made out of future earnings, or (ii) presently convertible into Mandatorily Redeemable Stock.

"Master Agreement" has the meaning specified in the definition of "Swap Contract".

"Maturity Date" means the date that is 180 days following the date hereof.

"Moody's" means Moody's Investors Service, Inc.

"Multiemployer Plan" means any multiemployer plan within the meaning of Section 3(37) of ERISA to which the Borrower or Parent or any ERISA Affiliate contributes or has an obligation to contribute or has within any of the preceding five plan years contributed or had an obligation to contribute.

"Net Cash Proceeds" means, with respect to the incurrence or issuance of any indebtedness by the Borrower, the excess of (i) the sum of the cash and cash equivalents received in connection with such transaction over (ii) the fees, underwriting discounts and commissions, taxes, and other reasonable and customary out-of-pocket costs and expenses, incurred by the Borrower in connection therewith.

"Nonrecourse Indebtedness" has the meaning specified in Paragraph (12)(A) of Schedule II.

"Note" means the promissory note provided for by Section 2.02, including (as applicable) all amendments thereto and restatements thereof and all promissory notes delivered in substitution or exchange therefor (including any amended and restated note issued pursuant to this Agreement).

"Notice" has the meaning specified in Section 9.02.

"One Month LIBOR" means the ICE Benchmark Administration Settlement Rate applicable to Dollars for a period of one (1) month (for the avoidance of doubt, One Month LIBOR for any day shall be based on the rate appearing on Reuters LIBOR01 Page (or other commercially available source providing such quotations as designated by the Lender from time to time) at approximately 11:00 a.m London time two (2) Eurodollar Business Days prior to such day); provided that if One Month LIBOR shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

"Other Connection Taxes" means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

"Outstanding" means, with respect to any Loan, the aggregate unpaid principal amount thereof as of any date of determination.

"Parent" means NextEra Energy, Inc., a Florida corporation.

"Parent Event of Default" has the meaning given such term in Schedule I.

"Parent Guarantee" means the Guarantee, dated as of October 14, 1998, between the Borrower and Parent.

"Parties" and "Party" have the meanings specified in the Preamble.

"PBGC" means the Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity or entities having similar responsibilities.

"Person" means any individual, corporation, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

"Prime Rate" means, for any day, a rate per annum equal to the prime rate of interest announced from time to time by the Lender as its prime lending rate for such day, changing when and as changes to said prime rate are announced.

"Pro Rata Share" means, in respect of any Bi-Lateral Lender, as of the date of any determination thereof, the proportion which such Bi-Lateral Lender's Bi-Lateral Term Loan Commitment bears to the Bi-Lateral Term Loan Commitments of all of the Bi-Lateral Lenders.

"Rating Agency" means any of Fitch, Moody's or Standard & Poor's.

"Regulations A, D, U and X" means, respectively, Regulations A, D, U and X of the Federal Reserve Board (or any successor).

"Regulatory Change" means, with respect to the Lender, any change after the date of this Agreement in Federal, state or foreign law or regulations (including, without limitation, Regulation D) or the adoption, making or change in after such date of any interpretation, directive or request applying to a class of banks including the Lender of or under any Federal, state or foreign law or regulations (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

"Related Parties" means, with respect to any Person, such Person's affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person's affiliates.

"Requirement of Law" means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Sanctions" means, sanctions administered or enforced by the US Department of the Treasury's Office of Foreign Assets Control (OFAC), US Department of State, United Nations Security Council, European Union, Her Majesty's Treasury, or other relevant sanctions authority.

"Significant Subsidiary" means FPL, NextEra Energy Resources, LLC and each other Subsidiary of Parent that after the date hereof and as of the date of any determination thereof has assets with a book value as of the end of the most recently ended fiscal quarter of Parent of not less than ten percent (10%) of the book value as of the end of the most recently ended fiscal quarter of Parent of the total assets of Parent and its Subsidiaries on a consolidated basis.

"Standard & Poor's" means S&P Global Ratings.

"Subsidiary" means any corporation, association, trust, or other business entity of which the Borrower or Parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

"Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

"Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender).

"Syndicated Credit Agreement" means the U.S. $4,100,000,000 Amended & Restated Corporate Revolving Credit Agreement, dated as of February 8, 2013, as amended, among the Borrower, Wells Fargo Bank, National Association, as administrative agent and swing line lender thereunder, and the lending institutions from time to time parties thereto.

"Synthetic Lease Obligation" means the monetary obligation of Parent or any of its Subsidiaries under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"Total Capitalization" means the sum of Funded Debt plus equity appearing on the consolidated balance sheet of Parent and its consolidated subsidiaries (including, without limitation, common equity, preferred stock and any such other equity classifications as may be permitted by generally accepted accounting principles), prepared as of the end of a fiscal quarter in accordance with generally accepted accounting principles consistent with those applied in the preparation of Parent's financial statements (other than as consolidated on the balance sheet of Parent and its Subsidiaries solely as a result of the operation of the variable interest entity provisions in FASB ASC 810 and without giving effect to any change to Funded Debt or equity as a result of the operation of FASB ASC 715).

"Type" has the meaning specified in Section 1.02(h).

"U.S. Person" means any Person that is a "United States Person" as defined in Section 7701(a)(30) of the Code.

"U.S. Tax Compliance Certificate" has the meaning assigned to such term in paragraph (ii) of Section 3.10(e).

"Voting Stock" means stock or similar interest, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

"Withholding Agent" means the Borrower or the Lender.

"Write-Down and Conversion Powers" means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02. Rules of Interpretation.

(a)    A reference to any document or agreement shall include such document or agreement, including any schedules or exhibits thereto, as any of same may be amended, modified or supplemented from time to time in accordance with its terms and, if applicable, the terms of this Agreement.

(b)    The singular includes the plural and the plural includes the singular.

(c)    A reference to any law includes any amendment or modification to such law.

(d)    A reference to any Person includes its permitted successors and permitted assigns.

(e)    The words "include," "includes" and "including" are not limiting.

(f)    Reference to any particular "Article," "Section," "Schedule," "Exhibit," "Recital" or "Preamble" refers to the corresponding Article, Section, Schedule, Exhibit, Recital or Preamble of this Agreement unless otherwise indicated.

(g)    The words "herein," "hereof," "hereunder," "hereto" and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(h)    Loans hereunder are distinguished by "Type". The Type of a loan refers to whether all or any portion of the Loan is a Base Rate Loan or a Eurodollar Rate Loan, each of which constitutes a Type.

Section 1.03. Accounting Matters. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with generally accepted accounting principles, as in effect from time to time; provided that, if the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in generally accepted accounting principles or in the application thereof on the operation of such provision (or if the Lender notifies the Borrower that it requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in generally accepted accounting principles or in the application thereof, then such provision shall be interpreted on the basis of generally accepted accounting principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance therewith.

ARTICLE 2 - LOANS.

Section 2.01. Commitment to Lend.

(a)    The Lender agrees, on the terms of this Agreement (including, without limitation, Article 6) to make a Loan or Loans to the Borrower on any Business Day during the period commencing on the Effective Date and terminating on the Commitment Termination Date, in an aggregate principal amount of up to Four Billion Five Hundred Million and No/100 Dollars (US$4,500,000,000.00); provided that (i) subject to the provisions of clause (ii) of this Section 2.01(a), in no event shall the Lender be obligated to initially fund more than its Pro Rata Share of all Bi-Lateral Term Loans to be borrowed by the Borrower as of the applicable Borrowing Date; (ii) in the event that as of such Borrowing Date any one or more of the Bi-Lateral Lenders is a Defaulting Bi-Lateral Lender, then, notwithstanding any other provision of this Agreement or any of the other Loan Documents to the contrary, the Borrower shall be entitled to request through the fifth (5th) Business Day following such Borrowing Date one or more additional Loans hereunder and/or under any other Bi-Lateral Term Loan Agreement or Bi-Lateral Term Loan Agreements made available by any Bi-Lateral Lender that is not a Defaulting Bi-Lateral Lender, and (iii) in no event shall the Borrower accept loans from the Bi-Lateral Lenders that exceed Four Billion Five Hundred Million and No/100 Dollars (US4,500,000,000.00) in aggregate principal amount. On the date of this Agreement, the Borrower has entered into three other Bi-Lateral Term Loan Agreements, each with a stated commitment of Four Billion Five Hundred Million and No/100 Dollars (US4,500,000,000.00). Amounts borrowed and repaid or prepaid may not be reborrowed.

(b)    The Borrower shall give a Borrowing Notice in substantially the form of Exhibit A (or telephonic notice, promptly confirmed in writing) to the Lender prior to (i) 2:00 p.m., New York, New York time on the proposed Borrowing Date in the case of a Base Rate Loan, and (ii) 11:00 a.m., New York, New York time at least two (2) Eurodollar Business Days prior to the proposed Borrowing Date in the case of a Eurodollar Rate Loan, in either case, specifying (A) the Borrowing Date (which shall be a Business Day), (B) the amount of the requested Borrowing, (C) whether the requested Borrowing is of a Base Rate Loan or a Eurodollar Rate Loan or any combination thereof, and (D) in the case of a Eurodollar Rate Loan, the applicable Interest Period. Upon fulfillment of the applicable conditions set forth in Section 6.01 or Section 6.02, as the case may be, the Lender will make such funds available to the Borrower by wire transfer to such designated account in accordance with the wire instructions included in the Borrowing Notice, (i) in the case of a Eurodollar Rate Loan, prior to 9:00 a.m. on the proposed Borrowing Date, and (ii) in the case of a Base Rate Loan, within two (2) hours following the receipt by the Lender of such Borrowing Notice.

(c)    The Borrowing shall be in the amount of US$10,000,000 or any larger integral multiple of US$1,000,000.

Section 2.02. Evidence of Indebtedness. The Lender will maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the Lender as a result of the Loan, including the amounts of principal, interest and other amounts payable and paid to Lender from time to time under this Agreement. The entries made by the Lender pursuant to the foregoing sentence shall be conclusive absent manifest error; provided, however, that the failure of Lender to maintain such account or accounts, or any error therein, shall not in any manner affect the obligations of the Borrower to repay or pay the Loan made by the Lender, accrued interest thereon and the other obligations of the Borrower to the Lender hereunder in accordance with the terms of this Agreement. The Lender will advise the Borrower of the outstanding indebtedness hereunder to the Lender upon written request therefor. If specifically requested by the Lender in writing furnished to the Borrower, the Borrower's obligation to pay the principal of, and interest on, the Loan shall be evidenced by a promissory note duly executed and delivered by the Borrower, such Note to be substantially in the form of Exhibit B with blanks appropriately completed in conformity herewith (the "Note").

Section 2.03. Optional Prepayment. The Borrower shall have the right, at any time and from time to time, to prepay the Loan in whole or in part, without penalty or premium, upon not less than (i) three (3) Business Days' prior Notice (or telephonic notice promptly confirmed in writing) given to Lender not later than 11:00 A.M. (New York City time), in the case of Eurodollar Rate Loans, and (ii) same day Notice (or telephonic notice promptly confirmed in writing) given to Lender not later than 11:00 A.M. (New York City time), in the case of Base Rate Loans; provided that (i) each prepayment shall be in the principal amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, or equal to the remaining principal balance outstanding under the Loan, and (ii) in the event that the Borrower shall prepay any portion of any Eurodollar Rate Loan prior to the last day of the Interest Period relating thereto, the Borrower shall indemnify the Lender in respect of such prepayment in accordance with Section 3.09. The Borrower shall not make any prepayment of any Bi-Lateral Term Loan without making a corresponding prepayment of the Loans hereunder with the result that the Lender shall have received its Pro Rata Share of all prepayments made pursuant to all of the Bi-Lateral Term Loan Agreements on the same date.

Section 2.04. Mandatory Payment.

(a)    The Borrower unconditionally promises to pay to the Lender the entire unpaid principal amount of the Loan Outstanding on the Maturity Date plus all accrued and unpaid interest thereon and all other amounts then due hereunder and the Loan shall mature on the Maturity Date.

(b)    [Redacted]

Section 2.05. Interest and Fees.

(a)    The Loan shall bear interest at the following rates:

(i)    To the extent that all or any portion of the Loan is a Eurodollar Rate Loan, the Loan or such portion shall bear interest during each applicable Interest Period as provided in Schedule III.

(ii)    To the extent that all or any portion of the Loan is a Base Rate Loan, the Loan or such portion shall bear interest as provided in Schedule III.

(b)    The Borrower promises to pay interest on the Loan or any portion thereof Outstanding in arrears on (i) each Interest Payment Date applicable to the Loan and (ii) upon the payment or prepayment thereof or the Conversion thereof to a Loan of another Type (but only on the principal amount so paid, prepaid or Converted).

(c)    Overdue principal and (to the extent permitted by applicable law) interest on the Loan and all other overdue amounts payable hereunder shall bear interest payable on demand at a rate per annum equal to the Default Rate until such amount shall be paid in full (after, as well as before, judgment).

(d)    Fees. The Borrower will pay the fees set forth in Schedule III in such amounts and at such times as set forth in Schedule III.

Section 2.06. Interest Rate Conversion or Continuation Options.

(a)    The Borrower may, subject to Section 3.04 and Section 3.05, elect from time to time to Convert all or any portion of the Loan to a Loan of another Type; provided that (i) with respect to any such Conversion of all or any portion of any Eurodollar Rate Loan to a Base Rate Loan, the Borrower shall give the Lender an Interest Rate Notice (or telephonic notice promptly confirmed in writing) no later than 11:00 am (New York time) at least one (1) Business Day prior to the date of such proposed Conversion; (ii) in the event of any Conversion of all or any portion of a Eurodollar Rate Loan into a Base Rate Loan prior to the last day of the Interest Period relating to that Eurodollar Rate Loan, the Borrower shall indemnify the Lender in respect of such Conversion in accordance with Section 3.08; (iii) with respect to any such Conversion of all or any portion of a Base Rate Loan to a Eurodollar Rate Loan, the Borrower shall give the Lender an Interest Rate Notice (or telephonic notice promptly confirmed in writing) no later than 11:00 am (New York time) at least three (3) Business Days prior to the date of such election; and (iv) no Loan may be Converted into a Eurodollar Rate Loan when any Default has occurred and is continuing. On the date on which such Conversion is being made, Lender may take such action, if any, as it deems desirable to transfer the Loan to its Domestic Lending Office or its Eurodollar Lending Office, as the case may be. All or any part of Loans of any Type may be Converted as specified herein; provided that partial Conversions shall be in an aggregate principal amount of $10,000,000 or any larger integral multiple of $1,000,000. Each Interest Rate Notice relating to the Conversion of all or any portion of any Base Rate Loan to a Eurodollar Rate Loan shall be irrevocable by Borrower.

(b)    Eurodollar Rate Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Section 2.06(a); provided that no Eurodollar Rate Loan may be continued as such when any Default has occurred and is continuing, but shall be automatically Converted to a Base Rate Loan on the last day of the first Interest Period that ends during the continuance of any Default of which the officers of the Lender active upon the Borrower's account have actual knowledge.

(c)    Any Conversion to or from Eurodollar Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Rate Loans having the same Interest Period shall not be less than $10,000,000 or any integral multiple of $1,000,000 in excess thereof.

(d)    Upon the expiration of any Interest Period, the Borrower shall be deemed to have requested a new Interest Period of equal duration as the immediately preceding Interest Period unless, no later than 11:00 am (New York time) at least three (3) Eurodollar Business Days prior to said expiration, the Borrower shall have delivered to the Lender an Interest Rate Notice (or telephonic notice promptly confirmed in writing) specifying a new Interest Period of a different duration.

Section 2.07. Commitment Reduction. Unless the Borrower shall have provided written notice (or telephonic notice promptly confirmed in writing) to the Lender to the contrary on or prior to 6:00 p.m. on the Borrowing Date, after giving effect to the funding of all Loans hereunder on the Borrowing Date, the Commitment shall automatically be reduced to zero on the Borrowing Date.

ARTICLE 3 - CERTAIN GENERAL PROVISIONS.

Section 3.01. [Reserved]

Section 3.02. Funds for Payments. All payments of principal, interest, fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Lender, without counterclaim or setoff except as provided in Article 8, at the offices of the Lender, at its address set forth in Schedule I hereto, in Immediately Available Funds, not later than 2:00 p.m., New York, New York time, on the due date therefor. Any payment received by the Lender after 2:00 p.m., New York, New York time, shall be deemed to have been received on the next succeeding Business Day.

Section 3.03. Computations. All computations of interest based on the Prime Rate shall be made by the Lender on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees shall be made by the Lender on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Except as otherwise provided in the definition of the term "Interest Period" with respect to any Eurodollar Rate Loan, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest on any principal so extended shall accrue during such extension.

Section 3.04. Inability to Determine Eurodollar Rate. (a) In the event, prior to the commencement of any Interest Period relating to any Eurodollar Rate Loans, the Lender shall determine that adequate and reasonable methods do not exist for ascertaining the Eurodollar Rate that would otherwise determine the rate of interest to be applicable to any Eurodollar Rate Loan, or that the Eurodollar Rate will not adequately reflect the cost to the Lender of making, funding or maintaining their Eurodollar Rate Loans, during any Interest Period, the Lender shall forthwith give Notice of such determination (which shall be conclusive and binding on the Borrower and the Lender) to the Borrower and the Lender. In such event (a) any Interest Rate Notice with respect to Eurodollar Rate Loans shall be automatically withdrawn and any Interest Rate Notice shall be deemed to be a request for a Base Rate Loan, (b) each Eurodollar Rate Loan will automatically, on the last day of the then current Interest Period thereof, become a Base Rate Loan, and (c) the obligation of the Lender to make Eurodollar Rate Loans shall be suspended until the Lender determines that the circumstances giving rise to such suspension no longer exist, whereupon the Lender shall so notify the Borrower.

(b)    If at any time the Lender determines (which determination shall be conclusive absent manifest error) that (i) that adequate and reasonable methods do not exist for ascertaining the Eurodollar Rate that would otherwise determine the rate of interest to be applicable to any Eurodollar Rate Loan and such circumstance is unlikely to be temporary or (ii) any of (w) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (x) the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (y) the supervisor for the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Lender has made a public statement identifying a specific date after which the LIBO Screen Rate may no longer be used for determining interest rates for loans, then the Lender and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin as defined in Schedule III); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii)(w), clause (ii)(x) or clause (ii)(y) of the first sentence of this Section 3.04(b), only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Rate Notice that requests the conversion of any Loan to, or continuation of any Loan as, a Eurodollar Rate Loan shall be ineffective and (y) if any Borrowing Notice requests a Eurodollar Rate Loan, such Loan shall be made as a Base Rate Loan.

Section 3.05. Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for the Lender to make or maintain any Eurodollar Rate Loan, the Lender shall promptly give Notice of such circumstances to the Borrower and the Lender and thereupon (a) the commitment of the Lender to make any Loan as a Eurodollar Rate Loan or Convert any portion of the Loans of another Type to a Eurodollar Rate Loan shall automatically be suspended, and (b) the Lender's portion of the Loans then outstanding as Eurodollar Rate Loans, if any, shall be Converted automatically to Base Rate Loans on the last day of each Interest Period applicable to each such

Eurodollar Rate Loan or within such earlier period as may be required by law. Notwithstanding anything contained in this Section 3.05 to the contrary, in the event that the Lender is unable to make or maintain any Loan as a Eurodollar Rate Loan as set forth in this Section 3.05, the Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternative Eurodollar Lending Office so as to avoid such inability.

Section 3.06. Additional Costs. If any Change in Law:

(a)    imposes, increases or renders applicable (other than to the extent specifically provided for elsewhere in this Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or Commitments of an office of the Lender, or

(b)    imposes on the Lender any other conditions or requirements with respect to this Agreement, the other Loan Documents, or any Loan or the Commitment of the Lender hereunder,

(c)    and the foregoing has the result of:

(i)    increasing the cost or reducing the return to the Lender of making, funding, issuing, renewing, extending or maintaining any Loan as a Eurodollar Rate Loan or maintaining its Commitment, or

(ii)    reducing the amount of principal, interest or other amount payable to the Lender hereunder on account of any Loan being a Eurodollar Rate Loan, or

(iii)    requiring the Lender to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by the Lender from the Borrower hereunder, then, and in each such case, the Borrower will, upon demand made by the Lender at any time and from time to time and as often as the occasion therefor may arise, pay to the Lender such additional amounts as will be sufficient to compensate the Lender for such additional cost, reduction, payment or foregone interest or other sum. Notwithstanding anything contained in this Section 3.06 to the contrary, upon the occurrence of any event set forth in this Section 3.06 with respect to the Lender, the Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternative Applicable Lending Office so as to avoid the effect of such event set forth in this Section 3.06.

Section 3.07. Capital Adequacy. If any Change in Law affects the amount of capital or liquidity required or expected to be maintained by the Lender or any corporation controlling the Lender due to the existence of its Commitment or the Loans, and the Lender determines that the result of the foregoing is to increase the cost or reduce the return to the Lender of making or maintaining its Commitment or such Loans, then the Lender may notify the Borrower of such fact. To the extent that the costs of such increased capital or liquidity requirements are not reflected in the Base Rate and/or the Eurodollar Rate, the Borrower and the Lender shall thereafter attempt to negotiate in good faith, within thirty (30) days of the day on which the Borrower receives such Notice, an adjustment payable hereunder that will adequately compensate the Lender in light of these circumstances, and in connection therewith, the Lender will provide to the Borrower reasonably detailed information regarding the increase of the Lender's costs. If the Borrower and the Lender are unable to agree to such adjustment within thirty (30) days of the date on which the Borrower receives such Notice, then commencing on the date of such Notice (but not earlier than the effective date of any such increased capital or liquidity requirement), the interest payable hereunder shall increase by an amount that will, in the Lender's reasonable determination, provide adequate compensation. The Lender agrees that amounts claimed pursuant to this Section 3.07 shall be made in good faith and on an equitable basis.

Section 3.08. Recovery of Additional Compensation.

(a)    Certificate. If the Lender claims any additional amounts pursuant to Section 3.06, Section 3.07 or Section 3.09, as the case may be, it shall provide to the Borrower a certificate setting forth such additional amounts payable pursuant to Section 3.06, Section 3.07 or Section 3.09, as the case may be, and a reasonable explanation of such amounts which are due (provided that, without limiting the requirement that reasonable detail be furnished, nothing herein shall require the Lender to disclose confidential information relating to the organization of its affairs). Such certificate shall be conclusive, absent manifest error, that such amounts are due and owing.

(b)    Delay in Requests. Delay on the part of the Lender to demand compensation pursuant to Section 3.06, Section 3.07 or Section 3.09, as applicable, shall not constitute a waiver of the Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender for any increased costs incurred or reductions in returns suffered more than ninety (90) days prior to the date the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions in return, and of the Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the ninety (90) day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.09. Indemnity. The Borrower agrees to indemnify the Lender and to hold the Lender harmless from and against any loss, cost or expense (including any such loss or expense arising from interest or fees payable by the Lender to lenders of funds obtained by it in order to maintain any Loan as a Eurodollar Rate Loan) that the Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any Eurodollar Rate Loan as and when due and payable, (b) default by the Borrower in making a prepayment after the Borrower has given a Notice of prepayment pursuant to Section 2.03, (c) default by the Borrower in making a Borrowing after the Borrower has given a Borrowing Notice pursuant to Section 2.01(b) or continuing all or any portion of the Loans, after the Borrower has given (or is deemed to have given) pursuant to Section 2.06(a) an Interest Rate Notice or (d) the making of any payment of principal of a Eurodollar Rate Loan or the making of any Conversion of any such Eurodollar Rate Loan to a Base Rate Loan on a day that is not the last day of an Interest Period, including interest or fees payable by the Lender to lenders of funds obtained by it in order to maintain any such Eurodollar Rate Loans.

Section 3.10. Taxes.

(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by such Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.10) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    Payment of Other Taxes by Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(c)    Indemnification. The Borrower shall indemnify the Lender, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d)    Evidence of Payments. Within thirty (30) days after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.10, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e)    Status of Lender.

(i)    If the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, it shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrower shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.10(e)(ii)(1), (ii)(2)

and (ii)(4) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(ii)    Without limiting the generality of the foregoing,

(1)
if the Lender is a U.S. Person, the Lender shall deliver to the Borrower on or prior to the date on which the Lender becomes a Party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of IRS Form W‑9 certifying that the Lender is exempt from U.S. federal backup withholding tax;

(2)
if the Lender is a Foreign Lender, the Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the Borrower on or prior to the date on which the Lender becomes a Party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:

(A)
in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States of America is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W‑8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W‑8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

	(B)	executed originals of IRS Form W‑8ECI;
(C)
in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G‑1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) executed originals of IRS Form W‑8BEN-E (or W-8BEN, as applicable); or
(D)
to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W‑8IMY, accompanied by IRS Form W‑8ECI, IRS Form W‑8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G‑2 or Exhibit G‑3, IRS Form W‑9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G‑4 on behalf of each such direct and indirect partner;

(3)
if the Lender is a Foreign Lender, it shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which the Lender becomes a Party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and

(4)
if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that the Lender has complied with the Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (4), "FATCA" shall include any amendments to FATCA made after the Effective Date.

The Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(f)    Treatment of Certain Refunds. If any Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.10 (including by the payment of additional amounts pursuant to this Section 3.10), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.10 with respect to the Taxes giving rise to such refund), net of all out‑of‑pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.10(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.10(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.10(f) the payment of which would place the indemnified party in a less favorable net after‑Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 3.10(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Lender as follows on the Effective Date:

Section 4.01. Corporate Authority.

(a)    Incorporation; Good Standing. Each of the Borrower and Parent (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, (ii) has all requisite corporate power to own its property and conduct its business as now conducted, and (iii) is in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a material adverse effect on the business, assets or financial condition of the Borrower or Parent, as the case may be, and their Subsidiaries, taken as a whole.

(b)    Authorization. The execution, delivery and performance of this Agreement, the other Loan Documents and the Parent Guarantee to which the Borrower or Parent is or is to become a party and the transactions contemplated hereby and thereby (i) are within the corporate authority of the Borrower or Parent, as the case may be, (ii) have been duly authorized by all necessary corporate proceedings, (iii) do not conflict with or result in any breach or contravention of any provision of any law, statute, rule or regulation to which the Borrower or Parent, as the case may be is subject or any material judgment, order, writ, injunction, license or permit applicable to the Borrower or Parent, as the case may be, except where any such conflict, breach, or contravention would not have a material adverse effect on the business, properties or financial condition of the Borrower and Parent and their Subsidiaries, taken as a whole, a material adverse effect on the ability of the Borrower to perform its obligations under the Loan Documents and Parent to perform its obligations under the Parent Guarantee or a material adverse effect on the validity or enforceability of the Loan Documents or the Parent Guarantee, and (iv) do not conflict with any provision of the corporate charter, as amended, or bylaws, as amended, of, or any material agreement or other material instrument binding upon, the Borrower or Parent, as the case may be. This Agreement, each other Loan Document to which the Borrower is a party and the Parent Guarantee have been duly executed and delivered by the Borrower. The Parent Guarantee has been duly executed and delivered by Parent.

(c)    Enforceability. The execution and delivery by the Borrower of this Agreement and the other Loan Documents and by Parent of the Parent Guarantee will result in valid and legally binding obligations of the Borrower or Parent, as the case may be, enforceable against them in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors' rights and remedies generally and general principles of equity.
Section 4.02. Governmental Approvals. The execution and delivery by the Borrower of this Agreement and the other Loan Documents and by Parent of the Parent Guarantee, and the performance by them of their respective obligations thereunder, do not require the approval or consent of, or filing with, any Governmental Authority.

Section 4.03. Title to Properties. Either the Borrower or Parent or one or more of their respective consolidated subsidiaries owns all of the assets reflected as the Borrower's or Parent's, as the case may be, assets in the consolidated balance sheet of Parent as at December 31, 2017 referred to in Section 4.04 or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business or as otherwise permitted pursuant to the provisions of this Agreement since that date and except for such assets owned from time to time by any entity whose assets are consolidated on the balance sheet of Parent and its Subsidiaries solely as a result of the operation of FASB ASC 810), subject to no Liens, except for such matters set forth in Schedule 4.03 or otherwise permitted pursuant to the provisions of this Agreement and Liens upon the assets of any Subsidiary of the Borrower or Parent (other than, in the case of Parent, the Borrower).

Section 4.04. Financial Statements. Parent's annual report on Form 10‑K for the period ended December 31, 2017, includes the consolidated balance sheet of Parent and its subsidiaries as at such date and related consolidated income statements of Parent and its subsidiaries for the fiscal period then ended, and have been certified by Parent's independent public accountants. The financial statements of Parent included as a part of such annual report have been prepared in accordance with generally accepted accounting principles and present fairly the consolidated financial position and results of operations of Parent and its subsidiaries, taken as a whole, at the respective dates and for the respective periods to which they apply. As of the Effective Date, there has been no material adverse change in the business or financial condition of the Borrower and Parent and their Subsidiaries, taken as a whole, since December 31, 2017, except as set forth in Schedule 4.04.

Section 4.05. Franchises, Patents, Copyrights, Etc. Each of the Borrower and Parent possesses all material franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted, and, except where in any such case any such conflict would not have a material adverse effect on the business, properties or financial condition of the Borrower, Parent and their Subsidiaries, taken as a whole, without known conflict with any rights of others.

Section 4.06. Litigation. Except as described in Schedule 4.06, as of the Effective Date, there is no litigation or other legal proceedings pending, or, to the knowledge of the Borrower, threatened against either of the Borrower or Parent or their respective Subsidiaries that if determined adversely to the Borrower or Parent or any of their respective Subsidiaries could reasonably be expected to have a material adverse effect on the business, properties or financial condition of the Borrower, Parent and their Subsidiaries, taken as a whole, or to materially impair the right of either of the Borrower or Parent to carry on its business substantially as now conducted by it. There is no litigation or other legal proceedings pending, or, to the knowledge of the Borrower, threatened against either the Borrower, Parent or any of their respective Subsidiaries that if determined adversely to the Borrower, Parent or any of their respective Subsidiaries could reasonably be expected to question the validity of this Agreement or any of the other Loan Documents or the Parent Guarantee, or any actions taken or to be taken pursuant hereto or thereto.

Section 4.07. Compliance With Other Instruments, Laws, Etc. Neither the Borrower nor Parent is in violation of any provision of its charter documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties is bound or any material decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that would materially and adversely affect the financial condition, properties or business of the Borrower or Parent, as the case may be, and their Subsidiaries, taken as a whole.

Section 4.08. Tax Status. Each of the Borrower and Parent has, directly or through Parent, (a) prepared and, giving effect to all proper extensions, timely filed all federal and state income tax returns and, to the best knowledge of the Borrower, all other material tax returns, reports and declarations required by any applicable jurisdiction to which the Borrower or Parent is legally subject, which, giving effect to all proper extensions, were required to be filed prior to the Effective Date, (b) paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings, and (c) to the extent deemed necessary or appropriate by the Borrower or Parent, set aside on its books provisions reasonably adequate for the payment of all known taxes for periods subsequent to the periods to which such returns, reports or declarations apply.

Section 4.09. No Default. No Default has occurred and is continuing.

Section 4.10. Investment Company Act. Neither the Borrower nor Parent is an "investment company", or an "affiliated company" or a "principal underwriter" of an "investment company", as such terms are defined in the Investment Company Act of 1940.

Section 4.11. Employee Benefit Plans.

(a)    In General. Each Employee Benefit Plan sponsored by the Borrower or Parent or their respective Subsidiaries has been maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions.

(b)    Terminability of Welfare Plans. Under each Employee Benefit Plan sponsored by the Borrower or Parent or their respective Subsidiaries which is an employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA, no benefits are due unless the event giving rise to the benefit entitlement occurs prior to plan termination (except as required by Title I, Part 6 of ERISA). The Borrower and its Subsidiaries may terminate their respective participation in, and Parent may terminate each such plan at any time (other than a plan that provides benefits pursuant to a collective bargaining agreement) in the discretion of either the Borrower or Parent or their Subsidiaries without liability to any Person.

(c)    Guaranteed Pension Plans. As of the Effective Date, each contribution required to be made to a Guaranteed Pension Plan by either the Borrower or Parent or an ERISA Affiliate, whether required to satisfy the minimum funding requirements described in §302 or §303 of ERISA, the notice or lien provisions of §303(k) of ERISA, or otherwise, has been timely made. As of the Effective Date, no waiver from the minimum funding standards or extension of amortization periods has been received with respect to any Guaranteed Pension Plan. As of the Effective Date, no liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by either the Borrower or Parent or any ERISA Affiliate with respect to any Guaranteed Pension Plan and, except as set forth in Schedule 4.11(c), there has not been any ERISA Reportable Event which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of §4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans by more than $500,000.

(d)    Multiemployer Plans. Neither the Borrower, Parent nor any ERISA Affiliate has incurred any material unpaid liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under §4201 of ERISA or as a result of a sale of assets described in §4204 of ERISA. Neither the Borrower, Parent nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization, insolvent or "endangered" or "critical" status under and within the meaning of §4241, §4245 or §305, respectively, of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under §4041A of ERISA.

Section 4.12. Use of Proceeds. The proceeds of the Loans shall be used to finance a portion of the purchase price for Gulf Power Company and/or to pay fees and expenses incurred in connection therewith or herewith.

Section 4.13. Compliance with Margin Stock Regulations. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying "'margin stock" (within the meaning of Regulation U or Regulation X of the Federal Reserve Board), and no part of the proceeds of the Loans will be used to purchase or carry any "margin stock," to extend credit to others for the purpose of purchasing or carrying any "margin stock" or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of Regulation U or Regulation X. In addition, not more than twenty-five percent (25%) of the value (as determined by any reasonable method) of the assets of the Borrower consists of margin stock.

Section 4.14. USA PATRIOT ACT, OFAC and Other Regulations.

(a)    Neither the Parent, any of its Subsidiaries or, to the knowledge of the Borrower, any of the affiliates or respective officers, directors, brokers or agents of the Parent, such Subsidiary or affiliate (i) has violated any applicable anti-corruption, Sanctions or Anti-Terrorism Laws or (ii) has engaged in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development's Financial Action Task Force on Money Laundering.
(b)    Neither the Parent, any of its Subsidiaries or, to the knowledge of the Borrower, any of the affiliates or respective officers, directors, employees, brokers or agents of the Parent, such Subsidiary or affiliate is a Person that is, or is owned or controlled by Persons that are: (i) the subject of any Sanctions, or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.

(c)    Neither the Parent, any of its Subsidiaries or, to the knowledge of the Borrower, any of the affiliates or respective officers, directors, brokers or agents of the Parent, such Subsidiary or affiliate acting or benefiting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of goods, services or money to or for the benefit of any Person, or in any country or territory, that is the subject of any Sanctions, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Sanctions or Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Sanctions or Anti-Terrorism Law.

ARTICLE 5 - COVENANTS OF BORROWER

The Borrower covenants and agrees that, so long as any portion of the Loans, any Note as may be issued hereunder or any Commitment is outstanding:

Section 5.01. Punctual Payment. The Borrower will duly and punctually pay or cause to be paid (a) the principal and interest on the Loans, and (b) the fees and all other amounts provided for in this Agreement and the other Loan Documents.

Section 5.02. Maintenance of Office. The Borrower will maintain its chief executive office at 700 Universe Boulevard, Juno Beach, Florida 33408‑8801, or at such other place in the United States of America as the Borrower shall designate by Notice to the Lender, in accordance with Section 9.02.

Section 5.03. Records and Accounts. The Borrower will, and will cause each of its Significant Subsidiaries to, (a) keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles and (b) to the extent deemed necessary or appropriate by the Borrower, maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Significant Subsidiaries, contingencies, and other reserves.

Section 5.04. Financial Statements, Certificates and Information. The Borrower will deliver to the Lender, which, for the purposes of this Section 5.04, may be made available electronically by Parent or the Borrower as provided below:

(a)    as soon as practicable, but in any event not later than one hundred twenty (120) days after the end of each fiscal year of Parent, the consolidated balance sheet of Parent and its subsidiaries as at the end of such year, and the related consolidated statements of income and consolidated statements of cash flows for such year, each setting forth in comparative form the figures for the previous fiscal year or year-end, as applicable, and all such consolidated statements to be prepared in accordance with generally accepted accounting principles, and certified by Deloitte & Touche LLP or by other independent public accountants reasonably satisfactory to the Lender. The Lender hereby agrees that the foregoing requirement shall be satisfied by delivery (or deemed delivery in accordance with the final paragraph of this Section 5.04) to the Lender of Parent's annual report on Form 10‑K for the period for which such financial statements are to be delivered, together with a written statement from the principal financial or accounting officer, Treasurer or the Assistant Treasurer of the Borrower or Parent to the effect that such officer has read a copy of this Agreement, and that, in making the examination necessary to said certification, he or she has obtained no knowledge of any Default, or, if such officer shall have obtained knowledge of any then existing Default, he or she shall disclose in such statement any such Default; provided that such officer shall not be liable to the Lender for failure to obtain knowledge of any Default;

(b)    as soon as practicable, but in any event not later than sixty (60) days after the end of each of the first three (3) fiscal quarters of Parent, copies of the unaudited consolidated balance sheet of Parent and its subsidiaries as at the end of such quarter, and the related consolidated statements of income and consolidated statements of cash flows for the portion of the fiscal year to which they apply, all prepared in accordance with generally accepted accounting principles, together with a certification by the principal financial or accounting officer, Treasurer or the Assistant Treasurer of the Borrower or Parent that the information contained in such financial statements fairly presents the financial position of Parent and its Subsidiaries as of the end of such quarter (subject to year‑end adjustments). The Lender hereby agrees that the foregoing requirement shall be satisfied by delivery (or deemed delivery in accordance with the final paragraph of this Section 5.04) to the Lender of Parent's quarterly report on Form 10‑Q for the period for which such financial statements are being delivered, together with a written statement from the principal financial or accounting officer, Treasurer or Assistant Treasurer of the Borrower or Parent to the effect that such officer has read a copy of this Agreement, and that, in making the examination necessary to said certification, he or she has obtained no knowledge of any Default, or, if such officer has obtained knowledge of any then existing Default, he or she shall disclose in such statement any such Default; provided that such officer shall not be liable to the Lender for failure to obtain knowledge of any Default;

(c)    contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed by Parent with the Securities and Exchange Commission;

(d)    promptly after the commencement thereof, Notice of all actions and proceedings before any court, governmental agency or arbitrator of the type described in Section 4.06 to which either the Borrower or Parent or their Significant Subsidiaries is a party or their properties are subject; and

(e)    from time to time such other financial data and information as the Lender may reasonably request.

Reports or financial information required to be delivered pursuant to this Section 5.04 shall, to the extent any such financial statements, reports, proxy statements or other materials are included in materials otherwise filed with the Securities and Exchange Commission, be deemed to be delivered hereunder on the date of such filing, and may be delivered electronically and if so, shall be deemed to have been delivered on the date on which the Borrower or Parent gives notice to the Lender that the Borrower or Parent has posted such report or financial information or provides a link thereto on the Borrower or Parent's website on the Internet or on Intralinks or a substantially similar transmission system to which access is available to the Lender.

Section 5.05. Default Notification. The Borrower will promptly provide Notice to the Lender regarding the occurrence of any Default of which the principal financial or accounting officer, Treasurer or Assistant Treasurer of the Borrower or Parent has actual knowledge or notice.

Section 5.06. Corporate Existence: Maintenance of Properties. The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence (except as otherwise expressly permitted by the first sentence of Section 5.11), and will do or cause to be done all things commercially reasonable to preserve and keep in full force and effect its franchises; and the Borrower will, and will cause each of its Significant Subsidiaries to, (a) cause all of its properties used and useful in the conduct of its business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, and (b) cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower or its Significant Subsidiaries (as applicable) may be necessary, so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided that nothing in this Section 5.06 shall prevent the Borrower or any of its Subsidiaries from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the sole judgment of the Borrower or its Subsidiary, as the case may be, desirable in the conduct of its or their business and does not in the aggregate materially adversely affect the business, properties or financial condition of the Borrower and its Subsidiaries, taken as a whole; provided further that nothing in this Section 5.06 shall affect or impair in any manner the ability of the Borrower or any of its Subsidiaries to sell or dispose of all or any portion of its property and assets (including, without limitation, its shares in any Subsidiary or all or any portion of the property or assets of any Subsidiary); and provided finally that, in the event of any loss or damage to its property or assets, the Borrower and its Subsidiaries shall only be obligated to repair, replace or restore any such property or assets if the Borrower or the relevant Subsidiary has determined that such repair, replacement or restoration is necessary or appropriate and any such repair, replacement and/or restoration may be effectuated by the Borrower or such Subsidiary in such time period and in the manner it deems appropriate.

Section 5.07. Taxes. The Borrower will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all material taxes, assessments and other governmental charges (other than taxes, assessments and other governmental charges that in the aggregate are not material to the business or assets of the Borrower) imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a Lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and, to the extent that the Borrower deems necessary, the Borrower shall have set aside on its books adequate reserves with respect thereto; and provided further that the
Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any Lien that may have attached as security therefor.

Section 5.08. Visits by Lender. The Borrower shall permit the Lender, through any of the Lender's designated representatives, to visit the properties of the Borrower and to discuss the affairs, finances and accounts of the Borrower with, and to be advised as to the same by, its officers, upon reasonable Notice and all at such reasonable times and intervals as the Lender may reasonably request.

Section 5.09. Compliance with Laws, Contracts, Licenses, and Permits. The Borrower will comply with (a) the laws and regulations applicable to the Borrower (including, without limitation, ERISA) wherever its business is conducted, (b) the provisions of its charter documents and by‑laws, (c) all agreements and instruments by which it or any of its properties may be bound, and (d) all decrees, orders, and judgments applicable to the Borrower, except where in any such case the failure to comply with any of the foregoing would not materially adversely affect the business, property or financial condition of the Borrower and its Subsidiaries, taken as a whole. If at any time while any portion of the Loans or any other amount hereunder or any Commitment is outstanding, any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any Governmental Authority shall become necessary or required in order that the Borrower may fulfill any of its obligations hereunder or under any other Loan Document, the Borrower will promptly take or cause to be taken all reasonable steps within the power of the Borrower to obtain such authorization, consent, approval, permit or license and furnish the Lender with evidence thereof.

Section 5.10. Use of Proceeds. The Borrower will use the proceeds of the Loans solely for the purposes described in Section 4.12.

Section 5.11. Prohibition of Fundamental Changes. The Borrower will not consummate any transaction of merger or consolidation or amalgamation, or liquidation or dissolution; provided that the Borrower may merge, consolidate or amalgamate with any other Person if (a) either (i) the Borrower is the surviving corporation or (ii) such Person (x) assumes, by an instrument in form and substance reasonably satisfactory to the Lender, all of the obligations of the Borrower under the Loan Documents (provided, that such assuming party delivers such information as may be reasonably requested by the Lender if and as necessary to satisfy applicable "know your customer" requirements and the Beneficial Ownership Regulations (if applicable)), and (y) has a non‑credit enhanced long-term senior unsecured debt rating of at least BBB- by Standard & Poor's or Baa3 by Moody's, and (b) after giving effect thereto no Default would exist hereunder. The Borrower will not convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business or assets, whether now owned or hereafter acquired, to any other Person unless (a) such Person assumes, by an instrument in form and substance reasonably satisfactory to the Lender, all of the obligations of the Borrower under the Loan Documents (provided, that such assuming party delivers such information as may be reasonably requested by the Lender if and as necessary to satisfy applicable "know your customer" requirements and the Beneficial Ownership Regulations (if applicable)), and (b) after giving effect thereto no Default would exist hereunder.

Section 5.12. Rating Agencies. The Borrower will at all times during the term of this Agreement employ at least two (2) Rating Agencies for the purpose of rating the Borrower's non‑credit enhanced long‑term senior unsecured debt or, to the extent such rating is not available, Parent's corporate credit rating, one of which must be either Moody's or Standard & Poor's.

Section 5.13. Indebtedness. The Borrower will insure that all obligations of the Borrower under this Agreement and the other Loan Documents rank and will rank at least pari passu in respect of priority of payment by the Borrower and priority of lien, charge or other security in respect of assets of the Borrower with all other senior unsecured and unsubordinated loans, debts, guarantees or other obligations for money borrowed of the Borrower without any preference one above the other by reason of priority of date incurred, currency of payment or otherwise, except as permitted pursuant to the provisions of Section 5.14. With respect to all Bi-Lateral Term Loans Agreements, the Borrower further agrees to the terms set forth in Schedule III.

Section 5.14. Liens. The Borrower will not create any Lien upon or with respect to any of its properties, or assign any right to receive income, in each case to secure or provide for the payment of any debt of any Person, other than:

(i)    purchase money liens or purchase money security interests upon or in any property acquired by the Borrower in the ordinary course of business to secure the purchase price or construction cost of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property or construction of improvements on such property;

(ii)    Liens existing on property acquired by the Borrower at the time of its acquisition, provided that such Liens were not created in contemplation of such acquisition and do not extend to any assets other than the property so acquired;

(iii)    Liens securing Nonrecourse Indebtedness created for the purpose of financing the acquisition, improvement or construction of the property subject to such Liens;

(iv)    the replacement, extension or renewal of any Lien permitted by clauses (i) through (iii) of this Section 5.14, inclusive, upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in the direct or indirect obligor) of the indebtedness secured thereby;

(v)    Liens upon or with respect to margin stock;

(vi)    (a) deposits or pledges to secure payment of workers' compensation, unemployment insurance, old age pensions or other social security; (b) deposits or pledges to secure performance of bids, tenders, contracts (other than contracts for the payment of money) or leases, public or statutory obligations, surety or appeal bonds or other deposits or pledges for purposes of like general nature in the ordinary course of business; (c) Liens for property taxes not delinquent and Liens for taxes which in good faith are being contested or litigated and, to the extent that the Borrower deems necessary, the Borrower shall have set aside on its books adequate reserves with respect thereto; (d) mechanics', carriers', workmen's, repairmen's or other like Liens arising in the ordinary course of business securing obligations which are not overdue for a period of sixty (60) days or more or which are in good faith being contested or litigated and, to the extent that the Borrower deems necessary, the Borrower shall have set aside on its books adequate reserves with respect thereto; and (e) other matters described in Schedule 4.03; and

(vii)    any other Liens or security interests (other than Liens or security interests described in clauses (i) through (vi) of this Section 5.14, inclusive), if the aggregate principal amount of the indebtedness secured by all such Liens and security interests (without duplication) does not exceed in the aggregate $50,000,000 at any one time outstanding (taking into account all amounts incurred by Parent pursuant to the provisions of clause (vii) of Paragraph 8 in Schedule II);

provided that the aggregate principal amount of the indebtedness secured by the Liens described in clauses (i) through (iii) of this Section 5.14, inclusive, shall not exceed the greater of the aggregate fair value, the aggregate purchase price or the aggregate construction cost, as the case may be, of all properties subject to such Liens.

Section 5.15. Maintenance of Insurance. The Borrower shall maintain, and cause each of its Significant Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Significant Subsidiary operates; provided, however, that the Borrower and its Significant Subsidiaries may self‑insure (which may include the establishment of reserves, allocation of resources, establishment of credit facilities and other similar arrangements) to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Significant Subsidiary operates and to the extent consistent with prudent business practice.

Section 5.16. Employee Benefit Plans. The Borrower will not:

(a)    engage in any non‑exempt "prohibited transaction" within the meaning of §406 of ERISA or §4975 of the Code which could result in a material liability for either the Borrower or Parent; or

(b)    permit any Guaranteed Pension Plan sponsored by either the Borrower or Parent or their respective ERISA Affiliates to fail to meet the "minimum funding standards" described in §302 and §303 of ERISA, whether or not such deficiency is or may be waived; or

(c)    fail to contribute to any Guaranteed Pension Plan sponsored by either the Borrower or Parent or their respective ERISA Affiliates to an extent which, or terminate any Guaranteed Pension Plan sponsored by either the Borrower or Parent or their respective ERISA Affiliates in a manner which, could result in the imposition of a lien or encumbrance on the assets of either the Borrower or Parent or any of their respective Subsidiaries pursuant to §303(k) or §4068 of ERISA; or

(d)    permit or take any action which would result in the aggregate benefit liabilities (within the meaning of §4001(a)(16) of ERISA) of Guaranteed Pension Plans sponsored by either the Borrower or Parent or their respective ERISA Affiliates exceeding the value of the aggregate assets of such plans by more than the amount set forth in Section 4.11(c). For purposes of this covenant, poor investment performance by any trustee or investment management of a Guaranteed Pension Plan shall not be considered as a breach of this covenant.

Section 5.17.    Compliance with Anti-Corruption Laws and Anti-Terrorism Regulations. The Borrower shall not:

(a)    Violate any applicable anti-corruption laws, Sanctions or any Anti-Terrorism Laws or engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development's Financial Action Task Force on Money Laundering.

(b)    Use, directly or indirectly, the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (x) in violation of applicable anti-corruption laws, the USA PATRIOT Act, anti-terrorism laws or money laundering laws, (y) to fund any activities or business of or with any Person, or in any country or territory, that, is, or whose government is, the subject of Sanctions at the time of such funding, or (z) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).

(c)    (i) Deal in, or otherwise engage in any transaction related to, any property or interests in property blocked pursuant to any Sanctions or Anti-Terrorism Law, or (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempt to violate, any of the prohibitions set forth in any Sanctions or Anti-Terrorism Law.

ARTICLE 6 - CONDITIONS PRECEDENT.

Section 6.01. Conditions Precedent to Effectiveness. The effectiveness of this Agreement and the Lender's Commitment to make the Loan pursuant to Section 2.01 is subject to the following conditions precedent, each of which shall have been met or performed in the reasonable opinion of the Lender:

(a)    Execution of this Agreement. This Agreement shall have been duly executed and delivered by the Parties.

(b)    Corporate Action. All corporate action necessary for the valid execution, delivery and performance (i) by the Borrower of this Agreement and each other Loan Document to which it is a Party, and (ii) by Parent of the Parent Guarantee shall have been duly and effectively taken, and evidence thereof satisfactory to the Lender shall have been provided to the Lender.

(c)    Incumbency Certificate. The Lender shall have received an incumbency certificate from the Borrower and Parent, dated as of the Effective Date, signed by a duly authorized officer of the Borrower or Parent, as the case may be, and giving the name and bearing a specimen signature of each individual who shall be authorized: (1) to sign in the name and on behalf of the Borrower or Parent, as the case may be, each of the Loan Documents to which it is a party, (2) in the case of the Borrower, to make requests for Loans or Conversion requests and (3) to give notices and to take other action under the Loan Documents (and under the Parent Guarantee with respect to Parent).

(d)    Borrower's Certificate. The Lender shall have received from the Borrower a certificate dated as of the Effective Date substantially in the form of Exhibit D.

(e)    Parent's Certificate. The Lender shall have received from Parent a certificate dated as of the Effective Date substantially in the form of Exhibit E.

(f)    Opinion of Counsel. The Lender shall have received a favorable opinion addressed to the Lender, dated as of the Effective Date, substantially in the form of Exhibit F attached hereto, from Squire Patton Boggs (US) LLP, counsel to the Borrower and Parent (and the Borrower and the Parent instruct such counsel to deliver such opinion to the Lender).

(g)    No Legal Impediment. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of the Lender would make it illegal for the Lender to make any Loan.

(h)    Governmental Regulation. The Lender shall have received such statements in substance and form reasonably satisfactory to the Lender as the Lender shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

(i)    Note. The Note (if same is requested by the Lender) shall have been duly executed and delivered by the Borrower to the Lender as the sole Lender on the Effective Date.

(j)    Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Lender and to counsel for the Lender and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Lender may reasonably request, including, without limitation, information and certifications as may be required under applicable "know your customer" regulations and Beneficial Ownership Regulations (if applicable).

(k)    Fees. The Borrower shall have paid to the Lender such fees as are due and payable as a condition precedent to the effectiveness of this Agreement as more particularly set forth on Schedule III.

Section 6.02.      The Loan. The obligation of the Lender to make the Loan pursuant to Section 2.01 herein is subject to the following additional conditions precedent, each of which shall have been met or performed by the Borrowing Date with respect to the Loan:

(a)    Borrowing Notice. The Borrower shall have delivered the relevant Borrowing Notice to the Lender as provided for in Section 2.01(b).

(b)    No Default. No Default shall have occurred and be continuing or will occur upon the making of the Loan on such Borrowing Date, and each of the representations and warranties contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects as of the time of the making of the Loan, with the same effect as if made at and as of that time (except to the extent that such representations and warranties relate expressly to an earlier date).

ARTICLE 7 - EVENTS OF DEFAULT, ACCELERATION, ETC.

Section 7.01. Events of Default. The following events shall constitute "Events of Default" for purposes of this Agreement:

(a)    the Borrower shall fail to pay any principal of the Loan when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment; or

(b)    the Borrower shall fail to pay any interest on the Loan, any fees or other sums due hereunder or under any of the other Loan Documents, for a period of three (3) Business Days following the date when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment; or

(c)    (i) the Borrower shall fail to perform any term, covenant or agreement contained in Section 5.05, Section 5.06 (but only as to corporate existence), Section 5.10, Section 5.11 (upon the consummation of any transaction prohibited by said Section 5.11) or Section 5.17(b) or (ii) the Borrower shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this Section 7.01) for fifteen (15) days after Notice of such failure has been given to the Borrower by the Lender; or

(d)    any representation or warranty of the Borrower in this Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made by the terms of this Agreement; or

(e)    either of the Borrower or Parent or any of the Significant Subsidiaries shall default in the payment when due of any principal of or any interest on any Funded Debt aggregating $50,000,000 or more, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing Funded Debt, in an aggregate amount of $50,000,000 or more, for such period of time as would permit (assuming the giving of appropriate notice or the lapse of time if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, unless such failure shall have been cured by the Borrower, Parent or Significant Subsidiary, or effectively waived by such holder or holders; or

(f)    either of the Borrower or Parent or any of the Significant Subsidiaries shall (1) voluntarily terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of the Borrower or Parent or such Significant Subsidiary, as the case may be, or of all or a substantial part of the assets of the Borrower or Parent or such Significant Subsidiary, as the case may be, (2) admit in writing its inability, or be generally unable, to pay its debts as the debts become due, (3) make a general assignment for the benefit of its creditors, (4) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect), (5) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, (6) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (7) take any corporate action for the purpose of effecting any of the foregoing; or

(g)    without its application, approval or consent, a proceeding shall be commenced, in any court of competent jurisdiction, seeking in respect of the Borrower or Parent or any of the Significant Subsidiaries: the liquidation, reorganization, dissolution, winding-up, or composition or readjustment of debt, the appointment of a trustee, receiver, liquidator or the like of the Borrower or Parent such Significant Subsidiary, as the case may be, or of all or any substantial part of the assets of the Borrower or Parent or such Significant Subsidiary, as the case may be, or other like relief in respect of the Borrower or Parent or such Significant Subsidiary, as the case may be, under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts unless such proceeding is contested in good faith by the Borrower or Parent or such Significant Subsidiary; and, if the proceeding is being contested in good faith by the Borrower or Parent or such Significant Subsidiary, as the case may be, the same shall continue undismissed, or unstayed and in effect, for any period of ninety (90) consecutive days, or an order for relief against the Borrower or Parent or any of the Significant Subsidiaries shall be entered in any involuntary case under the Bankruptcy Code; or

(h)    there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, any final judgment against either of the Borrower or Parent or any of the Significant Subsidiaries that, with other then undischarged, unsatisfied and unstayed, outstanding final judgments against the Borrower, Parent or such Significant Subsidiary, as the case may be, exceeds in the aggregate $50,000,000; or

(i)    if any of the Loan Documents shall be canceled, terminated, revoked or rescinded by the Borrower or Parent otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lender, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower or Parent, any of their stockholders, or any court or any other Governmental Authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof; or

(j)    (i) with respect to any Guaranteed Pension Plan, (A) an ERISA Reportable Event shall have occurred; (B) an application for a minimum funding waiver shall have been filed; (C) a notice of intent to terminate such plan pursuant to Section 4041(a)(2) of ERISA shall have been issued; (D) a lien under Section 303(k) of ERISA shall be imposed; (E) the PBGC shall have instituted proceedings to terminate such plan; (F) the PBGC shall have applied to have a trustee appointed to administer such plan pursuant to Section 4042 of ERISA; or (G) any event or condition that constitutes grounds for the termination of, or the appointment of a trustee to administer, such plan pursuant to Section 4042 of ERISA shall have occurred or shall exist, provided that with respect to the event or condition described in Section 4042(a)(4) of ERISA, the PBGC shall have notified either the Borrower or Parent or any ERISA Affiliate that it has made a determination that such plan should be terminated on such basis; or (ii) with respect to any Multiemployer Plan, the Borrower or Parent or any ERISA Affiliate shall incur liability as a result of a partial or complete withdrawal from such plan or the reorganization, insolvency or termination of such plan; and, in the case of each of (i) or (ii), the Lender shall have determined in its reasonable discretion that such events or conditions, individually or in the aggregate, reasonably could be expected likely to result in liability of the Borrower or Parent in an aggregate amount exceeding $50,000,000; or

(k)    there shall occur any Change of Control; or

(l)    there shall occur any Parent Event of Default; or

(m)    an Event of Default shall have occurred and be continuing under the Syndicated Credit Agreement, unless such Event of Default shall have been cured, or effectively waived by the requisite parties thereto.

Section 7.02. Lender's Remedies. Upon the occurrence of any Event of Default, for so long as same is continuing, the Lender may by Notice to Borrower (an "Acceleration Notice"):

(i)    immediately terminate the Commitment; and/or

(ii)    declare all amounts owing with respect to this Agreement and the Note, if any, as have been issued hereunder to be, and they, shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

provided that in the event of any Event of Default specified in Section 7.01(f) or Section 7.01(g), the Commitments of the Lender hereunder shall automatically terminate and all amounts owing with respect to this Agreement and the Note, if any, as have been issued hereunder, shall become immediately due and payable automatically and without any requirement of an Acceleration Notice from the Lender.

ARTICLE 8 - OFFSET RIGHTS.

Section 8.01. Borrower's Offset Rights. To the extent permitted by law, the Borrower may offset against any payments due to the Lender under this Agreement or the Note the amounts of any loss suffered by the Borrower as a result of the failure of the Lender to return any monies of the Borrower on deposit with the Lender due to the insolvency of the Lender. Any such offset may be made only against payments due to the Lender, when and as the same become due. The Borrower may not exercise any right of setoff with respect to all or any portion of deposits which are insured by the Federal Deposit Insurance Corporation.

ARTICLE 9 - MISCELLANEOUS

Section 9.01. Consents, Amendments, Waivers, Etc. Except as otherwise provided in this Agreement, any consent or approval required or permitted by this Agreement to be given by the Lender may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by either the Borrower or Parent of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower or the Parent shall entitle the Borrower or the Parent to other or further notice or demand in similar or other circumstances.

Section 9.02. Notices. Except as otherwise expressly provided in this Agreement, all notices, demands, consents, waivers, elections, approvals, requests, and similar communications required or permitted to be provided in connection with this Agreement (any of the foregoing being referred to as a "Notice") shall be set forth in writing and shall be given by registered or certified mail (return receipt requested) or by recognized nationwide courier service (with signature required to evidence receipt), and shall be deemed received by the addressee Party when delivered during normal business hours to such Party's address as shown below (or such other address as that Party may specify from time to time in written Notice given pursuant hereto not less than thirty (30) days prior to the date that the new address is intended to become effective); provided that (x) any Notice delivered in accordance with Article 2 may be delivered by facsimile or other specified electronic delivery system acceptable to the Lender and the Borrower, and (y) any Notice delivered to the appropriate address for the receiving Party at any time other than during normal business hours will be deemed to be given and received by the receiving Party on the next Business Day thereafter:

(a)    if to the Borrower, at 700 Universe Boulevard, Juno Beach, Florida 33408 8801, Attention: Treasurer (and for purposes of Notices which can be provided, or confirmed telephonically or by facsimile as specified in Article 2, Telephone No. (561) 694-6204, Facsimile No. (561) 694-3707), or at such other Notice address as the Borrower shall last have furnished in writing to the Lender in accordance with this Section 9.02;

(b)    if to a Lender, at the Notice address specified in Schedule I, or such other Notice address as the Lender shall last have furnished in writing to the Lender and the Borrower in accordance with this Section 9.02.

Section 9.03. Expenses. The Borrower agrees to pay promptly following receipt of written invoices describing in reasonable detail (a) the reasonable fees, expenses and disbursements of the Lender's external counsel incurred in connection with the administration or interpretation of the Loan Documents and other instruments mentioned herein, the negotiation of this Agreement and the closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (b) the reasonable fees, expenses and disbursements of the Lender in connection with the administration or interpretation of the Loan Documents and other instruments mentioned herein, and (c) all reasonable out of pocket expenses including reasonable external attorneys' fees and costs incurred by the Lender (provided that the Borrower shall only be responsible for the reasonable fees and expenses of one counsel engaged to represent all such Parties taken as a whole, unless any actual or potential conflict of interest between such Parties makes it inappropriate for one counsel to represent all such Parties, in which event the Borrower shall be responsible for the reasonable fees and expenses of one additional counsel for each group of affected Parties similarly situated taken as a whole) in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents or the Parent Guarantee against the Borrower or Parent, as applicable, or the administration thereof after the occurrence of a Default, (ii) defending against any action brought by the Borrower or its affiliates against the Lender arising under or relating to any of the Loan Documents or the application of the Parent Guarantee with respect thereto unless the Borrower or its affiliates are the prevailing party in such action, and (iii) any litigation, proceeding or dispute brought by the Lender against the Borrower or Parent (whether arising hereunder or otherwise in connection with the transactions contemplated hereby) in which the Lender is the prevailing party (but without derogation to the provisions of Section 9.04). The covenants of this Section 9.03 shall survive payment or satisfaction of payments of amounts owing with respect to the Note as may be issued hereunder.

Section 9.04. Indemnification. The Borrower agrees to indemnify and hold harmless the Lender and its Related Parties (each, an "Indemnitee") from and against any and all claims, actions and suits by a third party (collectively, "Actions"), whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses payable by any Indemnitee to any third party (collectively, "Liabilities") of every nature and character incurred by or awarded against any such Indemnitee (including the reasonable fees and expenses of counsel), in each case arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by the Borrower of the proceeds of the Loans, or (b) the Borrower entering into or performing this Agreement or any of the other Loan Documents or the Parent entering into or performing the Parent Guarantee; provided that the liabilities, losses, damages and expenses indemnified pursuant to this Section 9.04 shall not include any liabilities, losses, damages and expenses in respect of any taxes, levies, imposts, deductions, charges or withholdings, indemnification for which is provided on the basis, and to the extent, specified in Section 3.09; and provided further, that such indemnity shall not be available as to any Indemnitee, to the extent that such liabilities, losses, damages and expenses arise out of the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties. In the event that any Indemnitee shall become subject to any Action or Liability with respect to any matter for which indemnification may apply pursuant to this Section 9.04 (an "Indemnity Claim"), such Indemnitee shall give Notice of such Indemnity Claim to the Borrower by telephone at (561) 694 6204 and also in accordance with the written Notice requirements in Section 9.02. Such Indemnitee may retain counsel and conduct the defense of such Indemnity Claim, as it may in its sole discretion deem proper, at the sole cost and expense of the Borrower. So long as no Default shall have occurred and be continuing hereunder, no Indemnitee shall compromise or settle any claim without the prior written consent of the Borrower, which consent shall not unreasonably be withheld or delayed (provided that the Borrower shall only be responsible for the reasonable fees and expenses of one counsel for all Indemnitees taken as a whole unless any actual or potential conflict of interest between such Indemnitees makes it inappropriate for one counsel to represent all such Indemnitees, in which event the Borrower shall be responsible for the reasonable fees and expenses of one additional counsel for each group of affected Indemnitees similarly situated taken as a whole). If, and to the extent that the obligations of the Borrower under this Section 9.04 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04 applies, such indemnity shall be effective whether or not the affected Indemnitee is a party thereto and whether or not the transactions contemplated hereby are consummated. The Parties agree not to assert any claim against any other Party or any of its affiliates, or any of its directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to this Agreement, any other Loan Document, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans (provided that the foregoing shall not preclude any Indemnitee from seeking to recover the preceding types of damages from the Borrower to the extent the same are specifically payable by such Indemnitee to any third party).

Section 9.05. Survival of Covenants. All covenants, agreements representations and warranties made herein, in the Note, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower pursuant hereto shall be deemed to have been relied upon by the Lender, notwithstanding any investigation heretofore or hereafter made by it, and shall survive the making by the Lender of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement, the Note, or any of the other Loan Documents remains outstanding. All statements contained in any certificate or other paper delivered to the Lender at any time by or on behalf of the Borrower pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Section 3.05, Section 3.06, Section 3.07 and Section 9.04 shall survive the payment in full of principal, interest and all other amounts hereunder and under the other Loan Documents.

Section 9.06. Assignment.

(a)    Except as expressly permitted by Section 5.11, the Borrower may not assign any of its rights or obligations hereunder or under the Note without the prior consent of the Lender.

(b)    The Lender may not assign any of its Loans and its Note without the prior written consent of the Borrower; provided that no such consent by the Borrower shall be required in the case of any assignment of all, but not less than all, by the Lender (i) to any affiliate of the Lender; or (ii) in the event that an Event of Default shall have occurred and then be continuing.

(c)    Notwithstanding the foregoing provisions of this Section 9.06 to the contrary, the Lender may assign and pledge all or any portion of any Loan and its Note to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the Lender from its obligations hereunder.

Section 9.07. Confidentiality. The Lender agrees to hold any confidential information that it may receive from the Borrower, Parent or any of their Subsidiaries pursuant to this Agreement or any of the Loan Documents or in connection with any transaction contemplated herein or therein in confidence except for disclosure: (a) to its affiliates, officers, directors, employees, consultants, advisors, attorneys, accountants, auditors and other agents deemed reasonably necessary to effectuate the transaction contemplated herein or therein; provided that such parties shall be advised of the requirement to maintain the confidentiality of such information and the Lender shall be responsible for any such party's breach of such confidentiality agreement; (b) to regulatory officials having jurisdiction over the Lender; (c) as required by applicable law or legal process (provided that in the event the Lender is so required to disclose any such confidential information, the Lender shall endeavor to notify promptly the Borrower so that the Borrower may seek a protective order or other appropriate remedy if not prohibited by law and if practicable to do under the circumstances); (d) to any assignee or participant or any potential assignee or participant, provided that such parties shall be advised of the requirement to maintain the confidentiality of such information and shall agree to the provisions hereof; and (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder. For purposes of this Agreement (x) the term "confidential information" means all information respecting Parent and its Subsidiaries, or any of them, other than (i) information previously filed with any governmental or quasi governmental agency, authority, board, bureau, commission, department, instrumentality or public body or which is otherwise available to the public, (ii) information which is delivered by the Borrower or Parent to the Lender that it expressly identifies as non confidential, (iii) information previously published in any public medium from a source other than, directly or indirectly, the Lender, and (iv) information which is received by the Lender from any third party which the Lender reasonably believes, after due inquiry, was not and is not, violating any obligation of confidentiality to the Borrower and/or

Parent and (y) "affiliate" means, with respect to the Lender, any Person that is wholly owned by the Lender or any corporation by which the Lender is wholly owned.

Section 9.08. Governing Law; Jurisdiction. THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREUNDER (OTHER THAN §5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW). THE PARTIES AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS SHALL ONLY BE BROUGHT IN THE COURTS OF THE STATE AND COUNTY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, AND CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE RELEVANT PARTIES BY MAIL AT THEIR RESPECTIVE ADDRESSES IN ACCORDANCE WITH SECTION 9.02. EACH PARTY HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM

Section 9.09. Headings. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

Section 9.10. Counterparts. This Agreement and any amendment hereof may be executed in several counterparts and by each Party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the Party against whom enforcement is sought. Delivery of an executed counterpart of a signature page to this Agreement by telecopy transmission or by emailing a pdf file shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.11. Entire Agreement. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the Parties with respect to the transactions contemplated hereby and thereby. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in Section 9.01.

Section 9.12. Severability. The provisions of this Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

Section 9.13. Third Party Beneficiaries. None of the provisions of this Agreement shall operate or are intended to operate for the benefit of, any Person other than the Parties hereto, and no other Person shall have any rights under or with respect hereto (except to the limited extent expressly provided for with respect to any Indemnitee under Section 9.04).

Section 9.14. USA Patriot Act Notice. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identities the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.

Section 9.15. No Fiduciary Duties. The Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower and its affiliates, on the one hand, and the Lender and their respective affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Lender or its affiliates.
Section 9.16. Electronic Records. The Borrower hereby acknowledges the receipt of a copy of this Agreement. The Lender may, on behalf of the Borrower, create a microfilm or optical disk or other electronic image of this Agreement and may store the electronic image of this Agreement in its electronic form and then destroy the paper original as part of the Lender's normal business practices, with the electronic image deemed to be an original.

Section 9.17. Most Favored Nations. The Borrower hereby represents and warrants to the Lender that the "Applicable Margin," the "Commitment Fee Rate," the "Default Rate" in this Agreement, the pricing terms set forth in Schedule III, the terms for payment and prepayment, the financial covenants in Paragraph 12 of Schedule II hereto, the other covenants corresponding to those set forth in Article 5 hereof and the Events of Default corresponding to those set forth in Article 7 hereof are the same as in each other Bi-Lateral Term Loan Agreement existing on the date of this Agreement. Notwithstanding any provision of this Agreement to the contrary, and without any further action on the part of any party, if at any time the definitions of "Applicable Margin," the "Commitment Fee Rate," the "Default Rate", the pricing terms set forth in Schedule III, the terms for payment and prepayment, the financial covenants, other covenants corresponding to those set forth in Article 5 hereof or the Events of Default corresponding to those set forth in Article 7 hereof provided for in any Bi-Lateral Term Loan Agreement are more favorable to the lender thereunder than definitions of "Applicable Margin," the "Commitment Fee Rate," the "Default Rate" payable to the Lender under this Agreement, the pricing terms set forth in Schedule III and the terms for payment and prepayment, the financial covenants in Section 5.13 or the other covenants corresponding to those set forth in Article 5 hereof and the Events of Default corresponding to those set forth in Article 7 hereof, or any new or additional consideration is provided to the lender under any such Bi-Lateral Term Loan Agreement that is not provided to the Lender under this Agreement, whether by modification to or amendment of any Bi-Lateral Term Loan Agreement or pursuant to any Bi-Lateral Term Loan Agreement entered into subsequent to the date of this Agreement, then the definitions of "Applicable Margin," the "Commitment Fee Rate," the "Default Rate" under this Agreement, the pricing terms set forth in Schedule III, the terms for payment and prepayment, the financial covenants, other covenants set forth in Article 5 hereof and the Events of Default set forth in Article 7 hereof and other payment terms of this Agreement shall be automatically amended to conform to the corresponding definition of "Applicable Margin," the "Commitment Fee Rate," the "Default Rate", the pricing terms set forth in Schedule III, the terms for payment and prepayment, the financial covenants, other covenants set forth in Article 5 hereof and the Events of Default set forth in Article 7 hereof and other payment terms payable to the lender under such Bi-Lateral Term Loan Agreement.

Section 9.18. WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. THE BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT THE LENDER HAS BEEN INDUCED TO ENTER INTO THIS
AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.17.

Section 9.19. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable by it to any party hereto that is an EEA Financial Institution; and

(a)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Documents;

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of an EEA Financial Institution.

[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as a sealed instrument as of the date first set forth above.

NEXTERA ENERGY CAPITAL
HOLDINGS, INC.

By:
Paul I. Cutler
Treasurer

STATE OF NEW YORK	)
) ss.
COUNTY OF NEW YORK	)

Personally appeared before me, the undersigned, a Notary Public in and for said County, Paul I. Cutler, to me known and known to me, who, being by me first duly sworn, declared that he is the Treasurer of NEXTERA ENERGY CAPITAL HOLDINGS, INC., that being duly authorized he did execute the foregoing instrument before me for the purposes set forth therein.

IN WITNESS WHEREOF, I have hereto set my hand and official seal at _______________, this ____ day of [****], [****].

Notary Public

My Commission Expires:

By:
Name:
Title:

[NEECH / [****]- Bi-Lateral Term Loan Agreement - Signature Page]

[****],
as Lender

By:
Name:
Title:

By:
Name:
Title:

STATE OF ____________	)
) ss.
COUNTY _____________	)

Personally appeared before me, the undersigned, a Notary Public in and for said County, _________________ and _________________, to me known and known to me, who, being by me first duly sworn, declared that they are the _________________ and _________________, respectively, of [****], that being duly authorized they did execute the foregoing instrument before me for the purposes set forth therein.

IN WITNESS WHEREOF, I have hereto set my hand and official seal at _______________, this ____ day of [****], [****].

Notary Public

My Commission Expires:

By:
Name:
Title:

EXHIBIT A TO AGREEMENT

[Form of Borrowing Notice]

BORROWING NOTICE

December 27, 2018

[****]
[****]
[****]
Attn: [****]
Telephone No. [****]
Facsimile No. [****]

Ladies and Gentlemen:

The undersigned, NextEra Energy Capital Holdings, Inc., a Florida corporation (the "Borrower"), refers to the Bi-Lateral Term Loan Agreement, dated as of December 27, 2018 (as amended or modified from time to time, the "Bi-Lateral Term Loan Agreement", the terms defined therein being used herein as therein defined), among the undersigned and [****], as Lender (the "Lender"), and hereby requests a borrowing of a Loan under the Agreement, and in that connection sets forth below the information relating to the borrowing (the "Proposed Borrowing") as required by Section 2.01(b) of the Agreement.

(i)    The Business Day of the Proposed Borrowing is [****].

(ii)    The Proposed Borrowing is a Eurodollar Rate Loan with an initial Interest Period of [****] ([****]) month.

(iii)    The aggregate amount of the Proposed Borrowing is US[****].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A)    No Default shall have occurred and be continuing or will occur upon the making of the Proposed Borrowing, and

(B)    Each of the representations and warranties contained in the Bi-Lateral Term Loan Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Bi-Lateral Term Loan Agreement will be true in all material respects as of the time of the making of the Proposed Borrowing with the same effect as if made at and as of that time (except to the extent that such representations and warranties relate expressly to an earlier date).

The proceeds of the Proposed Borrowing[, net of the Commitment Fee payable by the Borrower on the date of the Proposed Borrowing,] Use if the Proposed Borrowing is to be made on [****]. should be wire transferred to the Borrower in accordance with the following wire transfer instructions:

Name of Bank:	[****]
Street Address of Bank:	[****]
City/State of Bank:	[****]
ABA Number of Bank:	[****]
SWIFT:	[****]
Name of Account:	[****]
Account Number at Bank:	[****]

[SIGNATURE APPEARS ON THE FOLLOWING PAGE]

______________________
1 Use if the Proposed Borrowing is to be made on [****].

Very truly yours,

NEXTERA ENERGY CAPITAL
HOLDINGS, INC.

By:
Paul I. Cutler
Treasurer

[NEECH /[****]- Bi-Lateral Term Loan Agreement - Signature Page - Borrowing Notice]

EXHIBIT B TO AGREEMENT

[Form of Note]

NOTE

$4,500,000,000.00	Dated: December 27, 2018

FOR VALUE RECEIVED, the undersigned, NEXTERA ENERGY CAPITAL HOLDINGS, INC., a Florida corporation (hereinafter, together with its successors in title and assigns, called "Borrower"), by this promissory note (hereinafter called "this Note"), absolutely and unconditionally promises to pay to the order of [****] (hereinafter, together with its successors in title and permitted assigns, called "Lender" or "Holder"), the principal sum of Four Billion Five Hundred Million and No/100 Dollars ($4,500,000,000.00), or the aggregate unpaid principal amount of the Loan evidenced by this Note made by Lender to Borrower pursuant to the Agreement (as hereinafter defined), whichever is less, on the Maturity Date (as defined in the Agreement), and to pay interest on the principal sum outstanding hereunder from time to time from the Effective Date until the said principal sum or the unpaid portion thereof shall have been paid in full.

The unpaid principal (not at the time overdue) of this Note shall bear interest at the annual rate from time to time in effect under the Agreement referred to below (the "Applicable Rate"). Accrued interest on the unpaid principal under this Note shall be payable on the dates, and in the manner, specified in the Agreement.

On the Maturity Date there shall become absolutely due and payable by Borrower hereunder, and the Borrower hereby promises to pay to the Holder (as hereinafter defined) hereof, the balance (if any) of the principal hereof then remaining unpaid, all of the unpaid interest accrued hereon and all (if any) other amounts payable on or in respect of this Note or the indebtedness evidenced hereby.

Overdue principal of the Loans, and to the extent permitted by applicable law, overdue interest on the Loans and all other overdue amounts payable under this Note, shall bear interest payable on demand in the case of (i) overdue principal of or overdue interest on any Loan, at a rate per annum equal to two percent (2%) above the rate then applicable to such Loan, and (ii) any other overdue amounts, at a rate per annum equal to two percent (2%) above the Base Rate, in each case until such amount shall be paid in full (after, as well as before, judgment).

Each payment of principal, interest or other sum payable on or in respect of this Note or the indebtedness evidenced hereby shall be made by the Borrower directly to the Lender at the Lender's office, as provided in the Agreement, for the account of the Holder, not later than 2:00 p.m., New York, New York time, on the due date of such payment. All payments on or in respect of this Note or the indebtedness evidenced hereby shall be made without set-off or counterclaim and free and clear of and without any deduction of any kind for any taxes, levies, fees, deductions withholdings, restrictions or conditions of any nature, except as expressly set forth in Section 3.10 and Section 8.01 of the Agreement.

Absent manifest error, a certificate or statement signed by an authorized officer of Lender shall be conclusive evidence of the amount of principal due and unpaid under this Note as of the date of such certificate or statement.

This Note is made and delivered by the Borrower to the Lender pursuant to that certain Bi-Lateral Term Loan Agreement, dated as of December 27, 2018, among the Borrower and [****], as Lender (such agreement, as originally executed, or, if varied or supplemented or amended and restated from time to time hereafter, as so varied or supplemented or amended and restated, called the "Agreement"). This Note evidences the obligations of Borrower (a) to repay the principal amount of the Loans made by Lender to Borrower under the Agreement, (b) to pay interest, as provided in the Agreement on the principal amount hereof remaining unpaid from time to time, and (c) to pay other amounts which may become due and payable hereunder as provided herein and in the Agreement.

No reference herein to the Agreement, to any of the Schedules or Exhibits annexed thereto, or to any of the Loan Documents or to any provisions of any thereof, shall impair the obligations of the Borrower, which are absolute, unconditional and irrevocable, to pay the principal of and the interest on this Note and to pay all (if any) other amounts which may become due and payable on or in respect of this Note or the indebtedness evidenced hereby, strictly in accordance with the terms and the tenor of this Note.

All capitalized terms used herein and defined in the Agreement shall have the same meanings herein as therein. For all purposes of this Note, "Holder" means the Lender or any other person who is at the time the lawful holder in possession of this Note.

Pursuant to, and upon the terms contained in the Agreement, the entire unpaid principal of this Note, all of the interest accrued on the unpaid principal of this Note and all (if any) other amounts payable on or in respect of this Note or the indebtedness evidenced hereby may be declared to be or may automatically become immediately due and payable, whereupon the entire unpaid principal of this Note and all (if any) other amounts payable on or in respect of this Note or the indebtedness evidenced hereby shall (if not already due and payable) forthwith become and be due and payable to the Holder of this Note without presentment, demand, protest, notice of protest or any other formalities of any kind, all of which are hereby expressly and irrevocably waived by the Borrower.

All computations of interest payable as provided in this Note shall be determined in accordance with the terms of the Agreement.

Should all or any part of the indebtedness represented by this Note be collected by action at law, or in bankruptcy, insolvency, receivership or other court proceedings, or should this Note be placed in the hands of attorneys for collection after default, the Borrower hereby promises to pay to the Holder of this Note, upon demand by the Holder at any time, in addition to principal, interest and all (if any) other amounts payable on or in respect of this Note or the indebtedness evidenced hereby, all court costs and reasonable attorneys' fees (including, without limitation, such reasonable fees of any in-house counsel) and all other reasonable collection charges and expenses incurred or sustained by the Holder.

The Borrower hereby irrevocably waives notices of acceptance, presentment, notice of non-payment, protest, notice of protest, suit and all other conditions precedent in connection with the delivery, acceptance, collection and/or enforcement of this Note.

THE BORROWER HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS NOTE, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

This Note is intended to take effect as a sealed instrument.

This Note and the obligations of the Borrower hereunder shall be governed by and interpreted and determined in accordance with the laws of the State of New York.

[SIGNATURE APPEARS ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, this Note has been duly executed by NEXTERA ENERGY CAPITAL HOLDINGS, INC., on the day and in the year first above written.

NEXTERA ENERGY CAPITAL
HOLDINGS, INC.

By:
Paul I. Cutler
Treasurer

STATE OF NEW YORK	)
) ss.
COUNTY OF NEW YORK	)

Personally appeared before me, the undersigned, a Notary Public in and for said County, Paul I. Cutler, to me known and known to me, who, being by me first duly sworn, declared that he is the Treasurer of NEXTERA ENERGY CAPITAL HOLDINGS, INC., that being duly authorized he did execute the foregoing instrument before me for the purposes set forth therein.

IN WITNESS WHEREOF, I have hereto set my hand and official seal at _______________, this ____ day of [****], [****].

Notary Public

My Commission Expires:

By:
Name:
Title:

[NEECH / [****]- Bi-Lateral Term Loan Agreement- Signature Page - Note]

EXHIBIT C TO AGREEMENT

[Form of Interest Rate Notice]

INTEREST RATE NOTICE

[Date]

[****]
[****]
[****]
Attn: [****]
Telephone No. [****]
Facsimile No. [****]

Ladies and Gentlemen:

Pursuant to Section 2.06 of that certain Bi-Lateral Term Loan Agreement, dated as of December 27, 2018 (as amended or modified from time to time, the "Bi-Lateral Term Loan Agreement", the terms defined therein being used herein as therein defined), among the undersigned and [****], as Lender, the Borrower hereby gives you irrevocable notice of its request to Convert the Loan(s) and/or Interest Periods currently under effect under the Bi-Lateral Term Loan Agreement as follows [select from the following as applicable]:

*    on [ date ], to Convert $[________] of the aggregate outstanding principal amount of the Loan(s) bearing interest at the Eurodollar Rate into a Base Rate Loan; [and/or]

*    on [ date ], to Convert $[________] of the aggregate outstanding principal amount of the Loan(s) bearing interest at the Base Rate into a Eurodollar Rate Loan having an Interest Period of [_____] month(s) ending on [ date ]; [and/or]

*    on [ date ], to continue $[________] of the aggregate outstanding principal amount of the Loan(s) bearing interest at the Eurodollar Rate, as a Eurodollar Rate Loan having an Interest Period of [_____] month(s) ending on [ date ].

Any capitalized terms used in this notice which are defined in the Bi-Lateral Term Loan Agreement have the meanings specified for those terms in the Bi-Lateral Term Loan Agreement.

[Signature Appears on Following Page]

Very truly yours,

NEXTERA ENERGY CAPITAL
HOLDINGS, INC.

By:
Paul I. Cutler
Treasurer

[NEECH / [****]- Bi-Lateral Term Loan Agreement - Signature Page - Interest Rate Notice]

EXHIBIT D TO AGREEMENT

Form of Borrower's Certificate

* * *

CERTIFICATE OF
NEXTERA ENERGY CAPITAL HOLDINGS, INC.

December 27, 2018

This Certificate is given pursuant to that certain Bi-Lateral Term Loan Agreement between NextEra Energy Capital Holdings, Inc. (the "Borrower") and [****], as Lender (the "Lender"), dated as of December 27, 2018 (the "Bi-Lateral Term Loan Agreement"). Each initially capitalized term which is used and not otherwise defined in this Certificate shall have has the meaning specified for such term in the Bi-Lateral Term Loan Agreement. This Certificate is delivered in satisfaction of the conditions precedent set forth in Section 6.01 of the Bi-Lateral Term Loan Agreement.

1.    The Borrower hereby provides notice to the Lender that December 27, 2018, is hereby deemed to be the Effective Date.

2.    The Borrower hereby certifies to the Lender that as of the Effective Date, except in respect of the matters described in Schedule 4.04 of the Bi-Lateral Term Loan Agreement, there has been no material adverse change in the business or financial condition of any of the Borrower, the Parent or any of their Subsidiaries taken as a whole from that set forth in the financial statements included in Parent's annual report on Form 10‑K referred to in Section 4.04 of the Bi-Lateral Term Loan Agreement. This representation and warranty is made only as of the Effective Date and shall not be deemed made or remade on or as of any subsequent date notwithstanding anything contained in the Bi-Lateral Term Loan Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Bi-Lateral Term Loan Agreement.

3.    The Borrower hereby further certifies that as of the Effective Date, the representations and warranties of the Borrower contained in the Bi-Lateral Term Loan Agreement are true and correct in all material respects (except to the extent that such representations and warranties expressly relate to an earlier date) and there exists no Default.

[Signature Appears on Next Page]

IN WITNESS WHEREOF, the undersigned has duly executed this Borrower's Certificate effective as of the date first set forth above.

NEXTERA ENERGY CAPITAL
HOLDINGS, INC.

By:
Paul I. Cutler
Treasurer

[NEECH / [****]-Bi-Lateral Term Loan Agreement - Signature Page - Borrower's Certificate]

EXHIBIT E TO BI-LATERAL TERM LOAN AGREEMENT

[Form of Parent's Certificate]

CERTIFICATE OF
NEXTERA ENERGY, INC.

December 27, 2018

The undersigned, acting on behalf of NEXTERA ENERGY, INC. (the "Parent"), is executing and delivering this Certificate in connection with that certain Bi-Lateral Term Loan Agreement, dated as of December 27, 2018, to be effective as of even date herewith (the "Agreement"), between NEXTERA ENERGY CAPITAL HOLDINGS, INC. (as the "Borrower"), and [****] as Lender (the "Lender"). Each initially capitalized term which is used in this Certificate but which is not otherwise defined herein shall have the meaning specified for such term in the Agreement.

1.    The undersigned is the duly elected, qualified and acting Treasurer of the Parent.

2.    Attached hereto as Annex A is a true and correct copy of that certain Guarantee, dated as of October 14, 1998 (the "Guarantee"), by and between the Parent and the Borrower, which Guarantee remains in full force and effect as of the date hereof.

3.    The payment obligations of the Borrower under the Loan Documents are not obligations which, by their express terms, are excluded from the benefit of the Guarantee or are otherwise guaranteed pursuant to any separate instrument of guarantee issued by the Parent. Accordingly, the payment obligations of the Borrower under the Loan Documents constitute "Debt" (under and as defined in the Guarantee) and the Lender is a "Holder" (under and as defined in the Guarantee) in respect of such payment obligations.

4.    For the avoidance of any doubt, references to FPL GROUP, INC. and FPL GROUP CAPITAL INC under the Guarantee shall be construed as if they were references to the Parent and the Borrower, respectively.
Each initially capitalized term which is used in this Certificate but which is not otherwise defined herein shall have the meaning specified for such term in the Agreement.

[Signature Appears on Following Page]

IN WITNESS WHEREOF, the undersigned has executed this Certificate effective as of the date first set forth above.

NEXTERA ENERGY, INC. (formerly
known as FPL Group, Inc.), a Florida
corporation

By:
Paul I. Cutler
Treasurer

[NEECH /[****]- Bi-Lateral Term Loan Agreement - Signature Page - Parent's Certificate]

EXHIBIT F TO AGREEMENT

[Form of Opinion of Borrower's Counsel]

December 27, 2018

[****]
[****]
[****]
Attn: [****]
Telephone No. [****]
Facsimile No. [****]

Re:    NextEra Energy Capital Holdings, Inc. US$4,500,000,000.00 Bi-Lateral Term Loan Facility

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 6.01(g) of that certain Bi-Lateral Term Loan Agreement, dated as of December 27, 2018 (the "Bi-Lateral Term Loan Agreement"), among NextEra Energy Capital Holdings, Inc., a Florida corporation (the "Borrower"), and [****], as Lender (the "Lender"). This opinion is furnished to you at the request of the Borrower. Capitalized terms defined in the Bi-Lateral Term Loan Agreement and not otherwise defined herein have the meanings set forth therein.

We have acted as special counsel to the Borrower and NextEra Energy, Inc., a Florida corporation ("Parent"), in connection with the documents described in Schedule I attached hereto and made a part hereof (the "Operative Documents").

We have made such examinations of the federal law of the United States and the laws of the State of Florida and the State of New York as we have deemed relevant for purposes of this opinion, and solely for the purposes of the opinions in paragraphs 10 and 11, the Public Utility Holding Company Act of 2005 and the Federal Power Act (the Public Utility Holding Company Act of 2005 and the Federal Power Act and the rules and regulations issued thereunder being referred to herein as the "Applicable Energy Laws"), and have not made any independent review of the law of any other state or other jurisdiction; provided however, we have made no investigation as to, and we express no opinion with respect to, any state or federal securities or blue sky laws, any state or federal tax laws, or any matters relating to the Applicable Energy Laws (except for the purposes of the opinions in paragraphs 10 and 11), the Public Utility Regulatory Policies Act of 1978, the Energy Policy Act of 2005, or the rules and regulations under any of the foregoing. Additionally, the opinions contained herein shall not be construed as expressing any opinion regarding local statutes, ordinances, administrative decisions, or regarding the rules and regulations of counties, towns, municipalities or special political subdivisions (whether created or enabled through legislative action at the state or regional level), or regarding judicial decisions to the extent they deal with any of the foregoing (collectively, "Excluded Laws"). Subject to the foregoing provisions of this paragraph, the opinions expressed herein are limited solely to the federal law of the United States and the law of the State of Florida and the State of New York insofar as they bear on the matters covered hereby.

We have reviewed only the Operative Documents and the other documents and instruments described in Schedule II attached hereto and made a part hereof (together with the Operative Documents, the "Documents") and have made no other investigation or inquiry. We have also relied, without additional investigation, upon the facts set forth in the representations made by the Borrower and Parent in the Documents.

In our examination of the foregoing and in rendering the following opinions, in addition to the assumptions contained elsewhere in this letter, we have, with your consent, assumed without investigation (and we express no opinion regarding the following):

(a)    the genuineness of all signatures (other than signatures of the Borrower and Parent on the Operative Documents) and the legal capacity of all individuals who executed Documents individually or on behalf of any of the parties thereto, the accuracy and completeness of each Document submitted for our review, the authenticity of all Documents submitted to us as originals, the conformity to original Documents of all Documents submitted to us as certified or photocopies and the authenticity of the originals of such copies;

(b)    that each of the parties to the Operative Documents (other than the Borrower and Parent) is a duly organized or created, validly existing entity in good standing under the laws of the jurisdiction of its organization or creation;

(c)    the due execution and delivery of the Operative Documents by all parties thereto (other than the Borrower and Parent);

(d)    that all parties to the Operative Documents (other than the Borrower and Parent) have the power and authority to execute and deliver the Operative Documents, as applicable, and to perform their respective obligations under the Operative Documents, as applicable;

(e)    that each of the Operative Documents is the legal, valid and binding obligation of each party thereto (other than the Borrower and Parent), enforceable in each case against each such party in accordance with the respective terms of the applicable Operative Documents;

(f)    that the conduct of the parties to the Operative Documents has complied with all applicable requirements of good faith, fair dealing and conscionability;

(g)    that there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of any of the Operative Documents (except as specifically set forth in the Operative Documents); and

(h)    that none of the addressees of this letter know that the opinions set forth herein are incorrect and there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence relating to the matters which are the subject of our opinions.

As used in the opinions expressed herein, the phrase "to our knowledge" refers only to the actual current knowledge of those attorneys in our firm who have given substantive attention to the Borrower and Parent in connection with the transaction contemplated pursuant to the Bi-Lateral Term Loan Agreement (the "Transaction") and does not (i) include constructive notice of matters or information, or (ii) imply that we have undertaken any independent investigation (a) with any persons outside our firm, or (b) as to the accuracy or completeness of any factual representation or other information made or furnished in connection with the Transaction. Furthermore, such reference means only that we do not know of any fact or circumstance contradicting the statement that follows the reference, and does not imply that we know the statement to be correct or have any basis (other than the Documents) for that statement.

Based solely upon our examination and consideration of the Documents, and in reliance thereon, and in reliance upon the factual representations contained in the Documents, and our consideration of such matters of law and fact as we have considered necessary or appropriate for the expression of the opinions contained herein, and subject to the limitations, qualifications and assumptions expressed herein, we are of the opinion that:

1.    The Borrower is validly existing as a corporation under the laws of the State of Florida and its status is active. The Borrower has the requisite corporate power and authority to execute, deliver and perform the Operative Documents to which it is a party.

2.    Parent is validly existing as a corporation under the laws of the State of Florida and its status is active. Parent has the requisite corporate power and authority to execute, deliver and perform the Parent Guarantee.

3.    The execution, delivery and performance of the Operative Documents entered into by the Borrower have been duly authorized by all necessary corporate action of the Borrower and the Operative Documents to which the Borrower is a party has been duly executed and delivered by the Borrower.

4.    The execution, delivery and performance of the Parent Guarantee have been duly authorized by all necessary corporate action of the Parent and the Parent Guarantee has been duly executed and delivered by Parent.

5.    Each of the Operative Documents to which the Borrower is a party (and, in the case of the Parent Guarantee, only to the extent it relates to the payment obligations of the Borrower under the Operative Documents) constitutes a valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.

6.    The Parent Guarantee (only to the extent it relates to the payment obligations of the Borrower under the Operative Documents) constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms.

7.    The execution and delivery of the Operative Documents to which the Borrower is a party and the consummation by the Borrower of the transactions contemplated in the Operative Documents to which the Borrower is a party will not conflict with or constitute a breach or violation of any of the terms or provisions of, or constitute a default under (A) the Articles of Incorporation of the Borrower, as amended, or the Bylaws, as amended, of the Borrower (B) any existing federal, New York or Florida statute or any rule or regulation thereunder (in each case other than (i) any Excluded Laws, as to which no opinion is expressed and (ii) any Applicable Energy Laws, which are addressed in paragraphs 10 and 11 below) of any federal, New York or Florida governmental agency or body having jurisdiction over the Borrower, except where the same would not have a material adverse effect on the business, properties or financial condition of the Borrower, a material adverse effect on the ability of the Borrower to perform its obligations under the Operative Documents or a material adverse effect on the validity or enforceability of the Operative Documents, (C) require any consent, approval, authorization or other order of any federal, New York or Florida court, regulatory body, administrative agency or other federal, New York or Florida governmental body having jurisdiction over the Borrower (in each case other than under (i) any Excluded Laws as to which no opinion is expressed and (ii) any Applicable Energy Laws, which are addressed in paragraphs 10 and 11 below), except those which have been obtained on or prior to the date hereof, (D) to our knowledge, conflict with or constitute a breach of any of the terms or provisions of, or a default under, any material agreement or material instrument to which the Borrower is a party or by which the Borrower or its properties are bound, or (E) to our knowledge, result in the creation or imposition of any Lien upon any of the material properties or assets of the Borrower pursuant to the terms of any mortgage, indenture, agreement or instrument to which the Borrower is a party or by which it is bound, except as contemplated in any of the Operative Documents.

8.    The execution and delivery of the Parent Guarantee and the consummation by Parent of the transactions contemplated in the Parent Guarantee will not conflict with or constitute a breach or violation of any of the terms or provisions of, or constitute a default under, (a) the Restated Articles of Incorporation of Parent, as amended, or the Bylaws, as amended, of Parent, (b) any existing federal, New York or Florida statute, or any rule or regulation thereunder (in each case other than (i) any Excluded Laws, as to which no opinion is expressed and (ii) any Applicable Energy Laws, which are addressed in paragraphs 10 and 11 below) of any federal, New York or Florida governmental agency or body having jurisdiction over Parent, except where the same would not have a material adverse effect on the business, properties or financial condition of Parent, a material adverse effect on the ability of Parent to perform its obligations under the Parent Guarantee or a material adverse effect on the validity or enforceability of the Parent Guarantee, (c) require any consent, approval, authorization or other order of any federal, New York or Florida court, regulatory body, administrative agency or other federal, New York or Florida governmental body having jurisdiction over Parent (in each case other than under (i) any Excluded Laws as to which no opinion is expressed and (ii) any Applicable Energy Laws, which are addressed in paragraphs 10 and 11 below), except those which have been obtained on or prior to the date hereof, (d) to our knowledge, conflict with or constitute a breach of any of the terms or provisions of, or a default under, any material agreement or material instrument to which Parent is a party or by which Parent or its properties are bound, or (e) to our knowledge, result in the creation or imposition of any Lien upon any of the material properties or assets of Parent pursuant to the terms of any mortgage, indenture, agreement or instrument to which Parent is a party or by which it is bound.

9.    Neither the Borrower nor Parent is an "investment company", as such term is defined in the Investment Company Act of 1940.

10.    The execution and delivery of the Operative Documents to which the Borrower is a party and the consummation by the Borrower of the transactions contemplated in the Operative Documents to which the Borrower is a party will not (A) constitute a breach or violation by the Borrower of any Applicable Energy Law, or (B) require any consent, approval, authorization or other order of any U.S. federal regulatory body, administrative agency or other U.S. federal governmental body having jurisdiction over the Borrower pursuant to any Applicable Energy Law.

11.    The execution and delivery of the Parent Guarantee and the consummation by Parent of the transactions contemplated in the Parent Guarantee will not (A) constitute a breach or violation by Parent of any Applicable Energy Law, or (B) require any consent, approval, authorization or other order of any U.S. federal regulatory body, administrative agency or other U.S. federal governmental body having jurisdiction over Parent pursuant to any Applicable Energy Law.

The opinions set forth above are subject to the following qualifications:

A.    The enforceability of the Operative Documents may be limited or affected by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other laws affecting creditors' rights generally, considerations of public policy and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law. Without limiting the generality of the foregoing, we express no opinion concerning:

(i)    any purported waiver of legal rights of the Borrower or Parent under any of the Operative Documents, or any purported consent thereunder, relating to the rights of the Borrower or Parent (including, without limitation, marshaling of assets, reinstatement and rights of redemption, if any), or duties owing to either of them, existing as a matter of law (including, without limitation, any waiver of any provision of the Uniform Commercial Code in effect in the State of New York and the State of Florida) except to the extent the Borrower or Parent, as the case may be, may so waive and has effectively so waived (whether in any of the Operative Documents or otherwise); or

(ii)    any provisions in any of the Operative Documents (a) restricting access to legal or equitable redress or otherwise, requiring submission to the jurisdiction of the courts of a particular state where enforcement thereof is deemed to be unreasonable in light of the circumstances or waiving any rights to object to venue or inconvenient forum, (b) providing that any other party's course of dealing, delay or failure to exercise any right, remedy or option under any of the Operative Documents shall not operate as a waiver, (c) purporting to establish evidentiary standards for suits or proceedings to enforce any of the Operative Documents, (d) allowing any party to declare indebtedness to be due and payable, in any such case without notice, (e) providing for the reimbursement by the non‑prevailing party of the prevailing party's legal fees and expenses; (f) with respect to the enforceability of the indemnification provisions in any of the Operative Documents which may be limited by applicable laws or public policy, (g) providing that forum selection clauses are binding on the court or courts in the forum selected, (h) limiting judicial discretion regarding the determination of damages and entitlement to attorneys' fees and other costs, (i) which deny a party who has materially failed to render or offer performance required by any of the Operative Documents the opportunity to cure that failure unless permitting a cure would unreasonably hinder the non‑defaulting party from making substitute arrangements for performance or unless it was important in the circumstances to the non‑defaulting party that performance occur by the date stated in the agreement, or (j) which purport to waive any right to trial by jury.

B.    The foregoing opinions are subject to applicable laws with respect to statutory limitations of the time periods for bringing actions.

C.    We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any claim relating to any Operative Documents where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist.

This opinion is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein. We have assumed no obligation to advise you or any other Person who may be permitted to rely on the opinions expressed herein as hereinafter set forth beyond the opinions specifically expressed herein.

The opinions expressed herein are as of this date, and we assume no obligation to update or supplement our opinions to reflect any facts or circumstances which may come to our attention or any changes in law which may occur.

This opinion is provided to the addressee for its benefit and the benefit of any Person that becomes a Lender in accordance with the provisions of the Agreement, and is provided only in connection with the Transaction and may not be relied upon in any respect by any other Person or for any other purpose. Without our prior written consent, this opinion letter may not be quoted in whole or in part or otherwise referred to in any document or report and may not be furnished to any Person.

Very truly yours,

SQUIRE PATTON BOGGS (US) LLP

SCHEDULE I
TO
OPINION OF SQUIRE PATTON BOGGS (US) LLP

List of Operative Documents

(1)    Bi-Lateral Term Loan Agreement, dated as of December 27, 2018, by and among the Borrower and [****], as Lender (the "Agreement").

(2)    Guarantee, dated as of October 14, 1998, by and between the Borrower and Parent.

(3)    Certificate of the Borrower, dated as of December 27, 2018.

(4)    Certificate of Parent, dated as of December 27, 2018.

SCHEDULE II
TO
OPINION OF SQUIRE PATTON BOGGS (US) LLP

List of Supporting Documents

(1)    Constituent Documents ‑ NextEra Energy Capital Holdings, Inc.:

(a)    Certificate of the Secretary of the Borrower, with respect to (i) Articles of Incorporation of the Borrower, as amended, (ii) the Bylaws of the Borrower, as amended, (iii) the active status of the Borrower in the State of Florida, and (iv) the resolutions of the Board of Directors of the Borrower approving the transactions contemplated pursuant to the Operative Documents.

(b)    Certificate of the Secretary of the Borrower, with respect to the incumbency and specimen signatures of the officers of the Borrower executing the Operative Documents on behalf of the Borrower.

(c)    Officer's Certificate of the Borrower made pursuant to the resolutions of the Board of Directors of the Borrower.

(2)    Constituent Documents - NextEra Energy, Inc.:

(a)    Certificate of the Secretary of Parent, with respect to (i) Articles of Incorporation of Parent, as amended, (ii) the Bylaws of Parent, as amended, (iii) the active status of the Borrower in the State of Florida and (iv) the resolutions of the Board of Directors of Parent approving the transactions contemplated pursuant to the Operative Documents.

(b)    Certificate of the Secretary of Parent, with respect to the incumbency and specimen signatures of the officers of Parent executing the Operative Documents (other than the Parent Guarantee) on behalf of Parent.

EXHIBIT G-1

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders
That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Bi-Lateral Term Loan Agreement, dated as of December 27, 2018 (the "Bi-Lateral Term Loan Agreement"), between NextEra Energy Capital Holdings, Inc. (as the "Borrower"), and [****], as Lender (the "Lender").

Pursuant to the provisions of Section 3.10 of the Bi-Lateral Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Lender and the Borrower with a certificate of its non‑U.S. Person status on IRS Form W‑8BEN-E (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Lender and the Borrower, and (2) the undersigned shall have at all times furnished the Lender and the Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Bi-Lateral Term Loan Agreement and used herein shall have the meanings given to them in the Bi-Lateral Term Loan Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:		, 201[ ]

EXHIBIT G-2

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants
That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Bi-Lateral Term Loan Agreement, dated as of December 27, 2018 (the "Bi-Lateral Term Loan Agreement"), between NextEra Energy Capital Holdings, Inc. (as the "Borrower") and [****], as Lender (the "Lender").
Pursuant to the provisions of Section 3.10 of the Bi-Lateral Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non‑U.S. Person status on IRS Form W‑8BEN-E (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Lender in writing, and (2) the undersigned shall have at all times furnished the Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Bi-Lateral Term Loan Agreement and used herein shall have the meanings given to them in the Bi-Lateral Term Loan Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:		, 201[ ]

EXHIBIT G-3

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants
That Are Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Bi-Lateral Term Loan Agreement, dated as of December 27, 2018 (the "Bi-Lateral Term Loan Agreement"), between NextEra Energy Capital Holdings, Inc. (as the "Borrower") and [****], as Lender (the "Lender").

Pursuant to the provisions of Section 3.10 of the Bi-Lateral Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W‑8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W‑8BEN-E (or W-8BEN, as applicable) or (ii) an IRS Form W‑8IMY accompanied by an IRS Form W‑8BEN-E (or W-8BEN, as applicable) from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Lender and (2) the undersigned shall have at all times furnished the Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Bi-Lateral Term Loan Agreement and used herein shall have the meanings given to them in the Bi-Lateral Term Loan Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:		, 201[ ]

EXHIBIT G-4

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders
That Are Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Bi-Lateral Term Loan Agreement, dated as of December 27, 2018 (the "Bi-Lateral Term Loan Agreement"), between NextEra Energy Capital Holdings, Inc. (as the "Borrower") and [****], as Lender (the "Lender").

Pursuant to the provisions of Section 3.10 of the Bi-Lateral Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s), (iii) with respect to the extension of credit pursuant to this Bi-Lateral Term Loan Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Lender and the Borrower with IRS Form W‑8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W‑8BEN-E (or W-8BEN, as applicable) or (ii) an IRS Form W‑8IMY accompanied by an IRS Form W‑8BEN-E (or W-8BEN, as applicable) from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Lender and the Borrower, and (2) the undersigned shall have at all times furnished the Lender and the Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Bi-Lateral Term Loan Agreement and used herein shall have the meanings given to them in the Bi-Lateral Term Loan Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:		, 201[ ]